SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Fastenal Company
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2001 Theurer Boulevard
Winona, Minnesota 55987-0978
(507) 454-5374

February 25, 2019
Dear Fellow Shareholders:
I am pleased to invite you to attend our annual meeting to be held at Fastenal's CSC (Customer Support Center) Property at 1858 Service Drive, Winona, Minnesota, commencing at 10:00 a.m., central time, on Tuesday, April 23, 2019. For attendees from the Winona area, our CSC Property is the former J.C. Penney location.
The following notice of annual meeting and the proxy statement describe the matters to come before the annual meeting. During the annual meeting, we will also review the activities of the past year and items of general interest about Fastenal and will be pleased to answer your questions. Please join us for lunch immediately following the annual meeting.
This year we are again taking advantage of a Securities and Exchange Commission rule allowing us to furnish our proxy materials over the internet. If you are a shareholder who holds shares in an account with a broker (also referred to as shares held in 'street name'), you will receive a notice regarding availability of proxy materials by mail from your broker. The notice will tell you how you can access our proxy materials and provide voting instructions to your broker over the internet. It will also tell you how to request a paper or e-mail copy of our proxy materials. If you are a shareholder whose shares are registered directly in your name with our transfer agent, Equiniti Trust Company (a 'registered shareholder'), you will continue to receive a copy of our proxy materials by mail as in previous years.
We hope that you will be able to attend the annual meeting in person and we look forward to seeing you. Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote by completing and returning the enclosed proxy promptly.

Sincerely,

Willard D. Oberton
Chairman of the Board

FASTENAL COMPANY

Notice of Annual Meeting of Shareholders

DATE & TIME	Tuesday, April 23, 2019 at 10:00 a.m. (central time)

PLACE	Fastenal Company 1858 Service Drive Winona, Minnesota 55987 (CSC Property: former J.C. Penney location)

ITEMS OF BUSINESS	1. The election of a board of directors consisting of ten members to serve until the next regular meeting of shareholders or until their successors have been duly elected and qualified.
2. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019.
3. An advisory vote on a non-binding resolution to approve the compensation of certain of our executive officers disclosed in this proxy statement.
4. The consideration of a shareholder proposal contained in the proxy statement related to diversity reporting, if properly presented at the annual meeting.
5. The transaction of such other business as may properly be brought before the annual meeting.

RECORD DATE	You may vote at the annual meeting if you were a shareholder of record at the close of business on February 22, 2019.

VOTING BY PROXY
YOUR VOTE IS IMPORTANT – Your proxy is important to ensure a quorum at the annual meeting. Even if you own only a few shares, and whether or not you plan to attend the meeting, please follow the instructions you received to vote your shares as soon as possible to ensure that your shares are represented at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 23, 2019: The notice, proxy statement, and 2018 annual report are available at www.proxyvote.com.

By Order of the Board of Directors,

John J. Milek
Vice President General Counsel
Winona, Minnesota
February 25, 2019

PROXY STATEMENT
Proxies are being solicited by the board of directors of Fastenal Company (hereinafter referred to as Fastenal or by terms such as the company, we, our, or us) for use in connection with the annual meeting to be held on Tuesday, April 23, 2019 at our CSC property at 1858 Service Drive, Winona, Minnesota, commencing at 10:00 a.m., central time, and at any adjournments thereof. The mailing address of our principal executive office is 2001 Theurer Boulevard, Winona, Minnesota 55987-0978 and our telephone number is (507) 454-5374. The mailing of this proxy statement and our board of directors' form of proxy to shareholders whose shares are registered directly in their names with our transfer agent ('registered shareholders') will commence on or about March 12, 2019. The mailing of the notice regarding availability of proxy materials to our shareholders who hold shares in accounts with brokers (also referred to as shares held in 'street name') will commence on or about the same date.

General information about the meeting and voting	2

Proposal #1 – Election of directors	4

Corporate governance and director compensation	7

Proposal #2 – Ratification of appointment of independent registered public accounting firm	13

Audit and related matters	13

Proposal #3 – An advisory vote on a non-binding resolution to approve the compensation of our named executive officers disclosed in this proxy statement	14

Executive compensation	15

Proposal #4 - Shareholder proposal relating to diversity reporting	30

Security ownership of principal shareholders and management	32

Additional matters	34

Householding	34

Deadlines for receipt of shareholder proposals and nominations for the 2020 annual meeting	35

GENERAL INFORMATION ABOUT THE MEETING AND VOTING
What am I voting on?
These are the proposals scheduled to be voted on at the annual meeting:

•	Election of all ten directors ('Proposal #1');

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2019 ('Proposal #2');

•	Adoption of a resolution approving, on an advisory, non-binding basis, the compensation of certain of our executive officers ('Proposal #3'); and

•	Consideration of a shareholder proposal contained in this proxy statement relating to diversity reporting, if properly presented ('Proposal #4').
Who is entitled to vote?
The common stock of Fastenal, par value $.01 per share, is our only authorized and issued voting security. At the close of business on February 22, 2019, there were 286,158,262 shares of common stock issued and outstanding, each of which is entitled to one vote. Only shareholders of record at the close of business on February 22, 2019 will be entitled to vote at the annual meeting or any adjournments thereof.
What constitutes a quorum?
The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding at the close of business on the record date will constitute a quorum for the transaction of business at the meeting.
How many votes are required to approve each proposal?
Election of Directors
As is the case this year, where the number of nominees does not exceed the number of directors to be elected, directors are elected under a majority voting standard. This means that each director must receive more votes for his or her election than votes against in order to be elected. If an incumbent director fails to receive a sufficient number of votes to be elected, he or she must promptly offer to resign, and the nominating committee will make a recommendation on the resignation offer and the board must accept or reject the offer within 90 days and publicly disclose its decision and rationale. Shareholders do not have the right to cumulate their votes in the election of directors.
Ratification of Independent Registered Public Accounting Firm
The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the annual meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting is required for approval of Proposal #2.
Approval of Executive Compensation
The vote to approve our executive compensation is advisory and not binding on our board of directors. However, our board will consider our shareholders to have approved our executive compensation if the number of votes 'FOR' Proposal #3 exceeds the number of votes 'AGAINST' Proposal #3.
Shareholder Proposal
The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the annual meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting is required for the approval of Proposal #4. For purposes of determining the level of support needed for a shareholder to be eligible to resubmit a shareholder proposal in a following year using Rule 14a-8 under the Exchange Act, the Securities and Exchange Commission (the 'SEC') uses a simple majority standard that compares the votes cast 'FOR' to votes cast 'AGAINST' an item (which gives abstentions 'no effect'). Proxy advisory firms, such as Institutional Shareholder Services and Glass Lewis, also use a simple majority standard in determining the level of support for shareholder proposals.
How are votes counted?
You may vote 'FOR', 'AGAINST' or 'ABSTAIN' on each proposal. Abstentions will be counted as present for purposes of determining the existence of a quorum. If you abstain from voting on any proposal other than the election of directors or the approval of executive compensation, it has the same effect as a vote against the proposal. An abstention will not have any effect on the outcome of the election of directors or on the approval of executive compensation. If you sign and submit a proxy card without voting instructions, your shares will be voted 'FOR' each director nominee, and 'FOR' or 'AGAINST' any other proposal as recommended by the board.

What is a broker non-vote?
If shareholders do not give their brokers instructions as to how to vote shares held in street name, the brokers have discretionary authority to vote those shares on 'routine' matters, such as Proposal #2, but not on 'non-routine' proposals, such as Proposals #1, #3, and #4. As a result, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is sometimes called a 'broker non-vote'. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers will be counted as present for the purpose of determining whether there is a quorum at the annual meeting, but will not be counted or deemed to be present in person or by proxy and entitled to vote for the purpose of determining whether our shareholders have approved that matter.
How does the board recommend that I vote?
Fastenal's board recommends that you vote your shares:

•	'FOR' each of the nominees to the board named in this proxy statement;

•	'FOR' the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2019;

•	'FOR' the adoption of a resolution approving, on an advisory, non-binding basis, the compensation of certain of our executive officers; and

•	'AGAINST' the adoption of the shareholder proposal, if properly presented at the annual meeting.
How do I vote my shares without attending the annual meeting?
Registered Shareholders
If you are a registered shareholder, you may vote without attending the annual meeting by telephone, over the internet, or by mail as described below. To vote:

•
By telephone: (1) on a touch-tone telephone call toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m., eastern time, on April 22, 2019, (2) have your proxy card available, and (3) follow the instructions provided;

•
Over the internet: (1) go to www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m., eastern time, on April 22, 2019, (2) have your proxy card available, and (3) follow the instructions provided; or

•
By mail: (1) mark, date, and sign the enclosed proxy card, and (2) return the proxy card in the enclosed postage-paid envelope to Fastenal Company, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. You should sign your name exactly as it appears on the proxy card. If you are signing the proxy card in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

Shares held jointly by two or more registered shareholders may be voted by any joint owner, unless we receive written notice from another joint owner denying the authority of the first joint owner to vote those shares.
Shares Held in Street Name
If you hold your shares in street name, you will receive a notice regarding availability of proxy materials that will tell you how to access our proxy materials and provide voting instructions to your broker over the internet. It will also tell you how to request a paper or e-mail copy of our proxy materials. As noted above, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposals on which your broker does not have discretionary authority to vote.
Shares Held in the Fastenal Company and Subsidiaries 401(k) and Employee Stock Ownership Plan ('401(k) plan')
If you participate in our 401(k) plan and have investments in the Fastenal stock fund, you will receive instructions from the trustee of the plan that you must follow in order for shares attributable to your account to be voted. The trustee will vote shares for which no directions have been timely received, and shares not credited to any participant's account, in proportion to votes cast by participants who have timely responded.
How do I vote my shares in person at the annual meeting?
If you are a registered shareholder and prefer to vote your shares at the annual meeting, bring the enclosed proxy card or proof of identification. You may vote shares held in street name only if you obtain and bring to the annual meeting a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares. Shares attributable to your account in our 401(k) plan may not be voted by you in person at the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance by telephone, over the internet, or by mail so that your vote will be counted if you later decide not to attend the meeting. If you are a registered shareholder who wishes to vote in person at the annual meeting and have previously submitted a proxy, you must deliver to an officer of Fastenal a written notice of termination of the proxy's authority before the vote. Attendance at the annual meeting will not itself revoke a previously granted proxy.
How do I change my vote?
If you are a registered shareholder, you may revoke your proxy (1) prior to the annual meeting by mailing a later dated proxy or by submitting a subsequent proxy by telephone or over the internet at any time before the applicable deadline noted above, or (2) at the annual meeting by delivering to an officer of Fastenal a written notice of termination of the proxy's authority at any time prior to the vote. If you hold your shares in street name or through our 401(k) plan and wish to change your vote, you should follow the instructions received from your broker or the trustee of the plan.
* * * * * * * * * *
PROPOSAL #1—ELECTION OF DIRECTORS
Nominees and Required Vote
Our bylaws provide that our business will be managed by or under the direction of a board of directors of not less than five or more than 12 directors. Within this range, the exact number of directors is fixed from time to time by the board of directors. The board currently consists of ten members. Each director will be elected at the annual meeting for a term that expires at the next regular shareholders' meeting and will hold office for the term for which he or she was elected or until a successor is elected and qualified.
Each of the nominees named below is a current director of Fastenal and has indicated a willingness to be named in this proxy statement and to serve as a director for the ensuing year. Each of the nominees has been previously elected by our shareholders. Proxies solicited by the board of directors will, unless otherwise directed, be voted to elect the ten nominees named below to constitute the entire board. Notwithstanding the foregoing, in case any such nominee is not a candidate at the annual meeting of shareholders for any reason, the proxies named in the enclosed proxy card may vote for a substitute nominee in their discretion.
The following table sets forth certain information as to each director and nominee for the office of director.

						Committee Memberships
Name	Age	Director Since	Principal Occupation	Board	Independent	Audit(1)	Comp- ensation (2)	Nom- inating (3)
Willard D. Oberton	60	1999	Chairman of the Board of the company	Chairman	X
Michael J. Ancius	54	2009	Vice President and Chief Financial Officer, A.L.M. Holding Company	X	X	X		Chairman
Michael J. Dolan	70	2000	Self-Employed Business Consultant, Retired Executive Vice President and Chief Operating Officer, The Smead Manufacturing Company	X	X	Chairman	Chairman
Stephen L. Eastman	54	2015	President of the Aftermarket, Parts, Garments, and Accessories Division, Polaris Industries Inc.	X	X		X	X
Daniel L. Florness	55	2016	President and Chief Executive Officer of the company	X
Rita J. Heise	62	2012	Self-Employed Business Consultant, Retired Corporate Vice President and Chief Information Officer, Cargill, Incorporated	X	X	X
Darren R. Jackson	54	2012	Retired Chief Executive Officer, Advance Auto Parts, Inc.	X	X	X
Daniel L. Johnson	55	2016	President and Chief Executive Officer, M.A. Mortenson Company	X	X		X	X
Scott A. Satterlee	50	2009	Retired President of North America Surface Transportation Division, C.H. Robinson Worldwide, Inc.	X	X		X
Reyne K. Wisecup	56	2000	Senior Executive Vice President – Human Resources of the company	X
Number of 2018 meetings				4	2	6	5	2

(1)
On February 5, 2019, the composition of our audit committee changed. As of December 31, 2018 and until February 5, 2019, the members were Mr. Dolan (Chairman), Mr. Eastman, Mr. Jackson, and Mr. Johnson.

(2)
On February 5, 2019, the composition of our compensation committee changed. As of December 31, 2018 and until February 5, 2019, the members were Mr. Dolan (Chairman), Mr. Ancius, Ms. Heise, and Mr. Satterlee.

(3)	On February 5, 2019, the composition of our nominating committee changed. As of December 31, 2018 and until February 5, 2019, the members were Mr. Ancius (Chairman), Mr. Dolan, and Mr. Eastman.
Director Qualifications
Fastenal's board of directors is comprised of a diverse group of individuals of varying backgrounds and experiences. Our management directors bring important internal insights and perspective developed during their years of experience in operations and administration at the company. They provide direct-line feedback for the people-centered culture that has played a major role in the company's success. Our independent directors contribute a variety of expertise derived from their backgrounds in the areas of entrepreneurial leadership, strategic planning, multi-location sales and marketing, manufacturing, distribution, logistics, commercial construction, international market development, information technology, publicly-held company reporting, professional administration, investor relations, risk management, and accounting.
The board believes each of the nominees possesses the experience, skills, and attributes to serve on the company's board of directors, and collectively contribute to its ongoing success.
Mr. Willard D. Oberton has served as chairman of the board since April 2014. He also served as the company's chief executive officer from December 2002 through December 2014, when he retired from that position, and again on an interim basis from July 2015 through December 2015. He began his business career with Fastenal in January 1980, and was promoted to branch manager, then district manager, and later to general operations manager. He served as our vice president from March 1997 through June 2000, as our executive vice president from June 2000 through July 2001, as our chief operating officer from March 1997 through December 2002, and as our president from July 2001 through July 2012 and again on an interim basis from July 2015 through December 2015. Mr. Oberton's professional career grew from within Fastenal as he successfully worked, managed, and provided leadership to most of the departments and disciplines integral to the company's growth and financial success. Mr. Oberton's varied experience with the company, including his long tenure as chief executive officer, gives the board unique insight into the company's 'success drivers' and provides continuity to Mr. Florness in the development and execution of the company's strategy. In addition, Mr. Oberton serves on the board of directors of publicly-held Donaldson Company as lead director, which gives him useful insight into another organization's corporate governance, compensation planning, and strategic development. Also, he serves on the board of WinCraft, Inc., a privately-held company involved in manufacturing and distributing promotional marketing merchandise, which are important disciplines helpful to Fastenal. Additionally, he has served on the boards of various community and educational organizations, including the board of trustees of St. Benedict's College, St. Joseph, Minnesota.
Mr. Michael J. Ancius serves as the vice president and chief financial officer of A.L.M. Holding Company, and he began working for the company in June 2017. A.L.M. Holding Company is a privately-held construction and energy company headquartered in Onalaska, Wisconsin. From 1997 to June 2017, Mr. Ancius was the director of strategic planning, financing, and taxation of Kwik Trip, Inc., a privately-held multi-location convenience store chain headquartered in La Crosse, Wisconsin. Prior to 1997, Mr. Ancius was a senior manager with the certified public accounting firm of RSM US LLP for ten years, where he specialized in taxation. His background in strategic planning, board operations, capital markets, capital structures and valuations, insurance risk management, development of compensation strategies, taxation, and financial and accounting matters contributes a unique set of skills to the board. Additionally, his experience with taxation and financial accounting matters brings beneficial insight to our audit committee.
Mr. Michael J. Dolan has worked as a business consultant since March 2001. From October 1995 through February 2001, he served as executive vice president and chief operating officer of The Smead Manufacturing Company, participating in the management and leadership of that privately-owned manufacturer of office filing products. Prior to 1995, Mr. Dolan was a partner in the international audit and accounting firm of KPMG LLP, which assisted in taking Fastenal public in 1987. He was associated with KPMG LLP for a total of twenty-five years during which time he specialized in advising distribution, transportation, and manufacturing companies, several of which were publicly-held. His operations background in manufacturing, multi-location distribution, transportation, and marketing serves the board and company in these areas integral to Fastenal's business, and provides experience in evaluating business risk as well as opportunity. His financial background and experience in accounting and reporting matters and in advising publicly-held companies provides the experience needed to chair the company's audit and compensation committees. He has also served on various community and educational boards, including the board of trustees of St. Mary's University, Winona, Minnesota.
Mr. Stephen L. Eastman has served as president of the aftermarket, parts, garments, and accessories division of Polaris Industries Inc., a manufacturer and marketer of recreational vehicles with $6.1 billion in annual revenues, since August 2015. In his capacity as president, he is responsible for leading the strategic direction, product development, supply chain operations, sales, marketing, and e-commerce, of the aftermarket, parts, garments, and accessories division. From February 2012 to August 2015, he served as vice president of that same division. He has also led the integration of several aftermarket businesses including the 2016 acquisition of Transamerican Auto Parts, a vertically integrated manufacturer, distributor, retailer, and installer of off-road Jeep and truck accessories. From October 2011 to February 2012, Mr. Eastman worked as an independent business consultant. Prior to October 2011, Mr. Eastman held various managerial positions during a tenure of almost 30 years with Target Corporation, a multi-location and online retailer of consumer products, including president of Target.com from 2008 to October 2011. His background in executive and managerial leadership in multi-location consumer products companies, supply chain strategy, inventory management, e-commerce, and mergers and acquisitions integration provides valuable insight and guidance in these areas to the board. Mr. Eastman also serves on the board of directors of privately-held Specialized Bicycle Components, a designer, manufacturer, and marketer of bicycles, bicycle components, and related products, as well as the non-profit board of directors of the Boys and Girls Club of the Twin Cities.
Mr. Daniel L. Florness has served as the company's president and chief executive officer since January 2016. He began his career at Fastenal in 1996, and served as the company's chief financial officer from June 1996 to December 2002, and as an executive vice president and the chief financial officer of the company from December 2002 to December 2015. During his time as chief financial officer, Mr. Florness' experience with the company expanded beyond finance, including leadership of product development and procurement, a portion of our manufacturing division, and, in later years, our national accounts business. In his role as president and chief executive officer, Mr. Florness provides the board with critical input on the development and implementation of high level strategies for the company and on the overall operations and resources of the company. In addition, his long prior tenure as chief financial officer makes Mr. Florness uniquely situated to provide the board with in-depth insight into the company's financial planning, internal controls, and regulatory compliance. Mr. Florness also serves on the board of directors of H.B. Fuller, a publicly-held company in the global adhesives market, and is on the board of trustees of Gundersen Health System, an integrated health care system primarily located in Wisconsin, as well as Iowa and Minnesota. Additionally, he has served on the boards of various community organizations.
Ms. Rita J. Heise has worked as a business consultant since January 2012. From 2002 through her retirement in December 2011, she served as a corporate vice president and chief information officer of Cargill, Incorporated, an international producer and marketer of food, agricultural, financial and industrial products and services, and one of the largest privately-owned companies in the world. In her capacity as the chief information officer, she was responsible for Cargill's information technology worldwide. While at Cargill, she also served as a platform leader providing executive leadership for the agriculture horizon, animal nutrition, and salt/de-icing businesses and was a member of the business transformation and process improvement leadership teams. Prior to joining Cargill, Ms. Heise was the chief information officer for the aerospace business of Honeywell International Inc. and for Honeywell's Europe, Middle East, and Africa operations. During her 25 years at Honeywell, she worked on business integrations, process improvement teams, and mergers and acquisitions; led various information technology assignments; and held positions in supply chain, operations, customer service, and distribution. Ms. Heise has participated in information technology industry committees and previously served as chair of the board of Blue Cross Blue Shield of Minnesota (BCBSMN), a non-profit health services company. Ms. Heise continues to serve on the BCBSMN board and also serves on the board of directors of Curtiss Wright Corporation, a publicly-held engineering company specializing in providing high-tech, critical-function products, systems, and services to the commercial, industrial, defense and power markets. She previously served on the board of Adventium Labs, a privately-held systems engineering and cyber-security company. Her information technology background, combined with a diverse operations background, offers the board valuable insight on ways for Fastenal to maximize the use of advancing technologies in marketing, operations, and distribution, and to effectively manage cyber security risks.
Mr. Darren R. Jackson retired in January 2016 as chief executive officer and a director of Advance Auto Parts, Inc., a publicly-held auto parts sourcing, distribution, and retail company, positions he held since January 2008 and July 2004, respectively. From 2000 through 2007, he was employed at Best Buy Co., Inc., a publicly-held specialty retailer of consumer electronics, and was appointed its executive vice president-finance and chief financial officer in February 2001. Prior to 2000, he served as vice president and chief financial officer of Nordstrom Full Line Department Stores, Inc., a publicly-held organization, and also held various senior positions, including chief financial officer, with Carson Pirie Scott & Company, previously a publicly-held organization. He began his career at KPMG LLP. His background in executive leadership in multi-location consumer products companies contributes valuable insight to enhance Fastenal's basic distribution model, and offers guidance into expansion opportunities. Additionally, his financial and accounting background deepens that expertise on our audit committee. Mr. Jackson serves on the board of directors of Cree, Inc., a publicly-held company in the LED lighting and power materials market, where he serves as the chairman of the board of directors, and as a member of the audit and governance committees. Mr. Jackson also serves as a director of Baird Advisor funds, and on the non-profit boards of directors of the national Cristo Rey Network Schools, Wallin Education Partners, and the Drexel Fund.
Mr. Daniel L. Johnson is president and chief executive officer of M. A. Mortenson Company, a family-owned commercial, energy, and infrastructure construction company that provides construction-related contracting, development, and program management services throughout North America. Mortenson employs more than 4,500 team members and generates in excess of $4.5 billion of annual revenues. Before assuming his current role as president and chief executive officer in January 2017, Mr. Johnson served as president of Mortenson from January 2015 to December 2016 and as chief operating officer of Mortenson from 2008 to December 2014. Prior to that, he held various leadership and managerial positions with Mortenson since joining that company in 1986. Non-residential construction customers have historically represented a meaningful portion of Fastenal's sales, and Mr. Johnson's background in executive and managerial leadership of a major construction company provides the board with valuable insight into and guidance regarding this important sector of Fastenal's business. Mr. Johnson also serves on several non-profit and industry boards including the Greater MSP, the Crohn's and Colitis Foundation of America, the ACE Mentor Program, and the North Dakota State University College of Engineering.
Mr. Scott A. Satterlee retired in January 2016 as president of the North America Surface Transportation Division of C.H. Robinson Worldwide, Inc., a position he held since December 2014. He served as a senior vice president of transportation of that company from December 2007 through December 2014, and a vice president of transportation of that company from early 2002 through December 2007. C.H. Robinson is a publicly-held global provider of transportation and logistics services headquartered in Eden Prairie, Minnesota. As an executive officer of C.H. Robinson, Mr. Satterlee was responsible for a portion of its worldwide operations with duties that included oversight of a decentralized network of offices, each with local and global account relationships. Additionally, Mr. Satterlee helped develop and oversee implementation of network compensation plans for C.H. Robinson, and was accountable for expanding operations into portions of South America, Europe, and Asia. He brings multi-location operational, compensation, and international business development experience to the board, all consistent with our company's strategic focus.
Ms. Reyne K. Wisecup serves as the company's senior executive vice president – human resources. She began her career at Fastenal in 1988, and served in various operational and administrative areas until being named human resources director in April 1997. In April 2002, she was promoted to vice president of employee development, a position she held until November 2007 when she was named executive vice president – human resources. In December 2016, Ms. Wisecup was promoted to senior executive vice president - human resources. In her capacity as senior executive vice president – human resources, Ms. Wisecup manages the company's human resources department which includes human relations, payroll, benefits, diversity and compliance, general insurance, legal, and the Fastenal School of Business. Because we credit much of our success to our 'people centered' decentralized structure, relying upon the entrepreneurial motivation and creative energy of our employees, Ms. Wisecup provides a very helpful direct link between the employees and the board which aids the board in shaping employee relations. Her career path also epitomizes the 'promote from within' philosophy which is a cornerstone of Fastenal's culture.
None of the above nominees is related to any other nominee or to any of our executive officers.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE ELECTION OF EACH OF THE ABOVE NOMINEES
* * * * * * * * * *
CORPORATE GOVERNANCE AND DIRECTOR COMPENSATION
Director Independence and Other Board Matters
Our board of directors has determined that none of Mr. Oberton, Mr. Ancius, Mr. Dolan, Mr. Eastman, Ms. Heise, Mr. Jackson, Mr. Johnson, or Mr. Satterlee has any relationships that would interfere with the exercise by such person of independent judgment in the carrying out of his or her responsibilities as a director and that each such individual is an independent director under the listing standards of the Nasdaq Stock Market (herein referred to as 'independent directors'). The independent directors constitute a majority of our board of directors and a majority of the nominees for the office of director. In making the board's independence determination, the members of the board were aware of and considered various transactions between Fastenal, on the one hand, and companies in or with respect to which certain of our directors have equity interests or serve as directors, officers, or employees, on the other hand. Those transactions consisted of the purchase of products by such companies from Fastenal in the ordinary course of business and on terms available to comparable unrelated customers in similar circumstances, and the purchase by Fastenal of products or services from such companies in the ordinary course of business on terms negotiated on an arm's-length basis. None of our directors were in any way directly involved with any of these transactions.
All interested parties, including our shareholders, may contact our board of directors by e-mail addressed to bod@fastenal.com. Registered or beneficial owners of our common stock should identify themselves in their e-mails as shareholders of the company. The executive assistant to our chief executive officer periodically reviews all such e-mails and forwards all communications from our shareholders, and all communications from other interested parties requiring board attention, to the chairman of the board.
We have no formal policy regarding attendance by directors at our annual meeting, although most of our directors have historically attended this meeting. Each individual serving as a director of the company at that time attended our 2018 annual meeting.
Board Oversight of Risk
The board of directors recognizes that, although risk management is a primary responsibility of the company's management,

the board plays a critical role in oversight of risk. The board, in order to more specifically carry out this responsibility, has assigned the audit committee the primary duty to periodically review the company's policies and practices with respect to risk assessment and risk management, including discussing with management the company's major risk exposures and the steps that have been taken to monitor and control those exposures. Those risks include company, industry, and general economic risks, such as risks related to cyber security incidents, all as further identified in our annual report. The compensation committee has been assigned the duty to assess the impact of the company's compensation programs on risk and recommend to the board of directors the adoption of any policies deemed necessary or advisable in order to mitigate compensation related risks. Information on the compensation committee's involvement in risk assessment and management as they relate to compensation programs is provided below under 'Executive Compensation-Compensation Discussion and Analysis.' Each committee reports to the board ensuring the board's full involvement in carrying out its responsibility for risk management.
The board's oversight role in this area has not affected its leadership structure, largely because of the level of direct communication between various members of senior management and the board and its committees.
Board Leadership Structure and Committee Membership
Mr. Oberton has been the chairman of the board of the company since April 2014, and served as chief executive officer from December 2002 through December 2014, when he retired from that position, and again on an interim basis from July 2015 through December 2015. Upon the election of Mr. Florness as chief executive officer of the company effective January 1, 2016, the roles of chairman and chief executive officer were separated. However, separation of the two offices is not mandated by any corporate governance guidelines of the company and continued separation of the roles will depend upon specific circumstances and the experience and background of the company's leadership.
As chairman, Mr. Oberton is the primary liaison between senior management and the independent directors and provides strategic input and leadership to our executive officers. With input from the other board members, committee chairs, and management, he develops the agenda for board meetings, sets board meeting schedules, and presides over meetings of the board. As the company's chairman, former chief executive officer and a board member for over nineteen years, Mr. Oberton combines a detailed and in-depth knowledge of the company's day-to-day operations with an ability to identify strategic priorities essential to the future success of the company and effectively execute the company's strategic plans.
Mr. Oberton leads the executive sessions of the independent directors focused on a spontaneous agenda developed by the directors to address the most critical issues. His role is to help assure that those sessions remain effective forums for promoting open and candid discussion among the independent directors regarding issues of importance to the company, including evaluating the performance and effectiveness of members of management.
During 2018 we had three standing board committees, consisting of an audit committee, a compensation committee, and a nominating committee. The members of these committees during 2018, and the number of meetings held by the full board, by the independent members of the board, and by each committee during 2018, are detailed in the table on page 4. Each incumbent director attended more than 75% of the aggregate number of meetings in 2018 of the board and the various committees on which he or she served that were held during his or her term of service on the board.
Hedging Policies
Our directors and Section 16 officers are prohibited from hedging our stock, either directly or indirectly. Prohibited transactions include the purchase by a director or Section 16 officer of financial instruments, including without limitation, prepaid variable forward contracts, instruments for short sale or purchase or sale of call or put options, equity swaps, collars or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any of our securities. During 2018, there were no company shares hedged by our directors or Section 16 officers.
Audit Committee
Our audit committee consists of four directors, each of whom is an independent director. Our board of directors has determined that Mr. Dolan, Mr. Ancius, and Mr. Jackson are 'audit committee financial experts' under the rules of the SEC.
The audit committee is responsible for overseeing our management and independent registered public accounting firm as to corporate accounting, financial reporting, internal controls, audit matters, and corporate risk management, and has the authority to:

•	Select, evaluate, compensate, and replace our independent registered public accounting firm;

•	Pre-approve services to be provided by our independent registered public accounting firm;

•
Review and discuss with our management and independent registered public accounting firm our interim and audited annual financial statements, and recommend to our board whether the audited annual financial statements should be included in our annual report on Form 10-K;

•	Discuss with our management earnings press releases and other published financial information or guidance;

•	Review and discuss with management our major risk exposures and the steps that management has taken to monitor and control such exposures;

•	Monitor the activities and performance of our internal auditors and our independent registered public accounting firm;

•	Monitor the independence of our independent registered public accounting firm;

•	Oversee our internal compliance programs;

•	Review related person transactions for potential conflict-of-interest situations; and

•	Establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal controls, or auditing matters.
Our audit committee operates under a written charter originally adopted by our board of directors in June 2000 and most recently amended in January 2018. The audit committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the current charter is available on the Corporate Governance page of the Investor Relations section of our website at www.fastenal.com.
Related Person Transaction Approval Policy
In January 2007, our board of directors adopted a formal written related person transaction approval policy, which sets out our policies and procedures for the review, approval, or ratification of 'related person transactions'. For these purposes, a 'related person' is a director, nominee for director, executive officer, or holder of more than 5% of our common stock, or any immediate family member of any of the foregoing. This policy is reviewed periodically to determine if any amendments are needed.
This policy applies to any financial transaction, arrangement, or relationship or any series of similar financial transactions, arrangements, or relationships in which Fastenal is a participant and in which a related person has a direct or indirect interest, other than the following:

•	Payment of compensation by Fastenal to a related person for the related person's service in the capacity or capacities that give rise to the person's status as a 'related person';

•	Transactions available to all employees or all shareholders on the same terms;

•
Purchases of products from Fastenal in the ordinary course of business at the same price and on the same terms as offered to our other customers, regardless of whether the transactions are required to be reported in Fastenal's filings with the SEC; and

•	Transactions, which when aggregated with the amount of all other transactions between the related person and Fastenal, involve less than $120,000 in a year.
Our audit committee is required to approve any related person transaction subject to this policy before commencement of the related person transaction, provided that if the related person transaction is identified after it commences, it must be brought to the audit committee for ratification, amendment, or rescission. The chairman of our audit committee has the authority to approve or take other actions in respect of any related person transaction that arises, or first becomes known, between meetings of the audit committee, provided that any action by the chairman must be reported to our audit committee at its next regularly scheduled meeting.
Our audit committee will analyze the following factors, in addition to any other factors the members of the audit committee deem appropriate, in determining whether to approve a related person transaction:

•	Whether the terms are fair to Fastenal;

•	Whether the transaction is material to Fastenal;

•	The role the related person has played in arranging the related person transaction;

•	The structure of the related person transaction; and

•	The interests of all related persons in the related person transaction.
Our audit committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon Fastenal and the related person following certain procedures designated by the audit committee.
Transactions with Related Persons
There were no related person transactions during 2018 required to be reported in this proxy statement.

Compensation Committee
Our compensation committee was appointed by our board of directors to discharge the board's responsibilities relating to compensation of Fastenal's executive officers and to oversee and advise the board on the adoption of policies that govern our compensation and benefit programs. Our compensation committee consists of four directors, each of whom qualifies as an independent director.
Our compensation committee has the authority to:

•	Evaluate our chief executive officer's performance, and determine and approve all elements of our chief executive officer's compensation;

•	Review the evaluations of the performance of our other executive officers, and approve all elements of their compensation;

•	Approve incentive plan goals for executive officers, review actual performance against goals, and approve plan awards;

•	Recommend to the board stock ownership guidelines for executive officers and non-employee directors and monitor compliance with guidelines that are established;

•	Review and discuss with the board succession plans for the CEO and other executive officers;

•
Review our compensation programs for management employees and directors, and make recommendations to our board concerning the adoption or amendment of compensation plans, including equity-based compensation plans;

•	Review and approve all changes in Fastenal's benefit plans which could result in material changes in costs or the benefit levels provided;

•
Review our compensation policies and practices as they relate to risk management practices and risk-taking incentives, and recommend to the board of directors the adoption of policies to mitigate risks arising from compensation policies and practices;

•	Oversee the process by which the company conducts advisory shareholder votes regarding compensation matters;

•
Review and discuss with management our Compensation Discussion and Analysis and recommend to our board the inclusion of the Compensation Discussion and Analysis in Fastenal's annual proxy statement; and

•	Prepare a report of the compensation committee as required by the rules of the SEC to be included in Fastenal's annual proxy statement.
Our compensation committee may delegate to our chief executive officer the authority, within pre-existing guidelines established by the compensation committee, to approve awards of equity-based compensation under established plans to employees other than executive officers. Our chief executive officer may be present during deliberations of the compensation committee on the compensation of our other executive officers (but not his own) and may provide input at the request of the compensation committee on that compensation. However, he may not vote on executive compensation.
Our compensation committee operates under a written charter originally adopted by our board of directors in February 2007, and most recently amended in October 2018. The compensation committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the current charter is available on the Corporate Governance page of the Investor Relations section of our web site at www.fastenal.com.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee has ever been an officer or employee of Fastenal. During 2018, no executive officer of Fastenal served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other entity that had any of its executive officers serving as a member of our board of directors or compensation committee.
Compensation of Our Directors
Our compensation committee makes recommendations regarding director compensation to the full board and the board makes the final decision regarding director compensation after consideration of such recommendations. All of our directors, including our chief executive officer, participated in the deliberations of the board regarding director compensation for 2018.
In January 2018, each of our non-employee directors received an annual retainer of $85,000 and each of our employee directors received an annual retainer of $42,500 for his or her services as a director. In addition, the chair of the audit committee received an annual retainer of $25,000, the chair of the compensation committee received an annual retainer of $10,000, and the chair of the nominating committee received an annual retainer of $10,000. During 2018, each of our non-employee directors, other than Mr. Oberton, also received $4,000 for attendance at each regular or special meeting of the board and each committee meeting. Mr. Oberton received a monthly retainer of $25,000 in lieu of meeting attendance fees. In addition, each of our non-employee directors was entitled to be reimbursed for reasonable expenses incurred by such non-employee director in the performance of his or her services as a director or committee member, including reasonable expenses of attendance at board and committee meetings. The Fastenal Company Non-Employee Director Stock Option Plan permits our non-employee directors to elect to receive awards of options to acquire shares of our common stock in lieu of some or all of the annual cash retainer payments that the director would otherwise be entitled to receive for service on the board.
The following table sets forth information with respect to the 2018 compensation for each of our directors, in their capacity as directors, other than any of our directors who are named executive officers (as defined below in 'Proposal #3 - An Advisory Vote on a Non-binding Resolution to Approve the Compensation of our Executive Officers Disclosed in this Proxy Statement'). The compensation of our named executive officers, in their capacity as directors and executive officers of Fastenal, is set out in the Summary Compensation Table under 'Executive Compensation - Summary of Compensation' later in this document.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Willard D. Oberton	385,000	—	—	—	—	—	385,000
Michael J. Ancius	104,500	—	42,500	—	—	—	147,000
Michael J. Dolan	196,000	—	—	—	—	—	196,000
Stephen L. Eastman	141,000	—	—	—	—	—	141,000
Rita J. Heise	44,000	—	85,000	—	—	—	129,000
Darren R. Jackson	133,000	—	—	—	—	—	133,000
Daniel L. Johnson	90,500	—	42,500	—	—	—	133,000
Scott A. Satterlee	86,500	—	42,500	—	—	—	129,000

(1)
Mr. Ancius, Ms. Heise, Mr. Johnson, and Mr. Satterlee elected to receive option awards in lieu of $42,500, $85,000, $42,500 and $42,500 in annual cash retainer payments, respectively, pursuant to the Fastenal Company Non-Employee Director Stock Option Plan.

(2)
The amounts reported in this option awards column represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ('FASB') ASC Topic 718 of option awards that our non-employee directors elected to receive during the fiscal year pursuant to the Fastenal Company Non-Employee Director Stock Option Plan in lieu of annual cash retainer payments. The number of shares subject to each option award was determined by dividing (i) the portion of the annual retainer amount that each director would have otherwise received in cash on the grant date of the option by (ii) the Black-Scholes value as of the grant date of each share subject to the option award and rounding to the nearest whole number. We calculated the grant date fair value in accordance with generally accepted accounting principles utilizing the assumptions set forth in the notes to our consolidated financial statements included in our 2018 annual report on Form 10-K. As of December 31, 2018, our non‑employee directors held outstanding (and unexercised) stock option awards as follows: Mr. Ancius - 4,237; Ms. Heise - 8,474; Mr. Johnson - 4,237; and Mr. Satterlee - 4,237.

Effective January 2019, the board increased the annual retainer for the chairman of the compensation committee to $15,000. All other elements of director compensation remain unchanged from those in effect during 2018.
Nominating Committee
Our nominating committee assists the board in maintaining effective governance of the company by identifying and recommending to the board appropriate candidates to serve as directors of the company and periodically assessing the composition of our board. Our nominating committee consists of three directors, each of whom qualifies as an independent director.
Our nominating committee has the authority to:

•	Periodically review the composition, skills, and qualifications of members of the board and recommend any changes to the board in its size or composition;

•	Engage in succession planning for the chairman of the board and other board members;

•	Identify, evaluate, recruit, and recommend to the board candidates to fill any vacant or newly created board positions;

•	Recommend to the board candidates for election as directors at the annual shareholders meeting;

•	Consider any resignations tendered by directors and recommend appropriate action to the board in response; and

•	Regularly review its performance and the adequacy of its charter.
Our nominating committee operates under a written charter adopted in April 2012. The nominating committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the current charter is available on the Corporate Governance page of the Investor Relations section of our website at www.fastenal.com.
Director Nomination Process
Our nominating committee believes the following qualifications, skills, and attributes are necessary for the company's directors:

•	Integrity, intelligence, good judgment, ambition, and innovation;

•	Loyalty to our company and concern for its success and welfare;

•	The ability and willingness to apply sound and independent judgment;

•	An awareness of a director's vital part in our good corporate citizenship;

•	Time available for meetings and consultation on company matters;

•	The commitment to serve as a director for a reasonable period of time; and

•	The willingness to assume the fiduciary responsibilities of a director.
In selecting and evaluating director candidates, the nominating committee also considers an individual's business, employment and educational background, leadership experience in business or administrative activities, breadth of knowledge about issues affecting our company, and ability to contribute complementary expertise to board or committee activities.
The board has an 'age-limitation' policy relating to service on the board. The policy provides that no person would be nominated by the board for election by the shareholders of the company to the board, or appointed by the directors of the company to fill any vacancy on the board, during any year if such person is 72 years of age or older on January 1st of such year.
Although our board does not have a formal policy relating specifically to the consideration of diversity in the selection and evaluation of director nominees, it does seek a diversity of perspectives, backgrounds, and life experiences. The nominating committee is mindful of the board's view in this regard in discharging its responsibilities.
If, after consultation with the full board and members of management to determine the needs of the company for new directors, the nominating committee decides to recommend the addition of one or more directors, or if a vacancy occurs on the board that the nominating committee determines should be filled, the process described below will be followed by the nominating committee:

•	With input from the chairman of the board, it will initiate the search for director candidates;

•	Identify a slate of candidates for consideration;

•	Conduct inquiries into the background and qualifications of identified candidates;

•	Determine those candidates who should be interviewed and conduct the interviews;

•	Approve a candidate for recommendation to the board; and

•
Seek board endorsement of the recommended candidate for election by our shareholders or board appointment of the recommended candidate to fill a vacancy or a newly created board position between shareholder meetings.

Our nominating committee has the authority to retain search firms to assist in identifying and evaluating director candidates, as well as any other advisors as the nominating committee determines necessary to carry out its duties. Fastenal is required to provide appropriate funding, as determined by our nominating committee, for payment of compensation to any search firm or other advisors so employed by the nominating committee.
Our nominating committee will consider director candidates recommended by our shareholders. Shareholders may recommend candidates by sending an e-mail to nominate@fastenal.com or by writing to Nominating Committee, Fastenal Company, 2001 Theurer Boulevard, Winona, Minnesota 55987 and providing that candidate's name, biographical data, and qualifications. Shareholders may also nominate director candidates directly if they comply with our bylaws. See 'Deadlines for Receipt of Shareholder Proposals and Nominations for the 2020 Annual Meeting' below. Candidates recommended by our shareholders will be evaluated in the same manner as other candidates.
Annual Board Evaluations
Our nominating committee reviews the composition, skills and qualifications of the individual members of our board of directors on an annual basis, and reports to the board of directors regarding suggested changes in size or composition of the board of directors and any succession planning for the chairman of the board and other board members.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 (the 'Exchange Act') requires our directors and officers to file initial reports of share ownership and reports of changes in share ownership with the SEC. Our directors and officers are required by

SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our directors and officers, all Section 16(a) filing requirements were met for 2018.
* * * * * * * * * *
PROPOSAL #2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has selected KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2019. While it is not required to do so, the audit committee is submitting the selection of KPMG LLP for ratification by our shareholders in order to ascertain the view of our shareholders. If the selection is not ratified, the audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019.
A representative of KPMG LLP will be present at the annual meeting and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR
RATIFICATION OF THE SELECTION OF KPMG LLP AS FASTENAL'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
* * * * * * * * * *
AUDIT AND RELATED MATTERS
Audit Committee Report
As noted earlier, our audit committee oversees the company's financial accounting and reporting processes and systems of internal controls. In performing its oversight function, our audit committee relies upon advice and information received from Fastenal's management and independent registered public accounting firm.
In that regard, our audit committee has reviewed and discussed with both the management of the company and representatives of our independent registered public accounting firm our audited consolidated financial statements for 2018, as well as management's assessment of the effectiveness of our internal controls over financial reporting. Management represented to our audit committee as part of those discussions that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
Our audit committee also discussed with our internal auditors and representatives of our independent registered public accounting firm the overall scope and plans for their respective audits. Our audit committee met with the internal auditors and representatives of our independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of our internal controls, including internal control over financial reporting, and the overall quality of our financial reporting.
Our audit committee further discussed with representatives of our independent registered public accounting firm the matters required to be discussed with audit committees by the applicable Public Company Accounting Oversight Board's standards. Our audit committee also received the written disclosures and the letter from our independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding our independent registered public accounting firm's communications with the audit committee concerning independence, and discussed with representatives of our independent registered public accounting firm the independence of that firm.
Based on the review and discussions referred to above, our audit committee recommended to our board of directors that our audited financial statements for 2018 be included in our 2018 annual report on Form 10-K for filing with the SEC.

Michael J. Dolan (Chair)	Michael J. Ancius (member since February 5, 2019)	Stephen L. Eastman (member until February 4, 2019)
Rita J. Heise (member since February 5, 2019)	Darren R. Jackson	Daniel L. Johnson (member until February 4, 2019)
Members of the Audit Committee

Audit and Related Fees
In connection with the audit of our 2018 and 2017 consolidated financial statements, we entered into engagement letters with KPMG LLP which set forth the terms by which KPMG agreed to perform audit services for us.
The following table presents fees billed, or expected to be billed, by our independent registered public accounting firm for professional services, in the years indicated, by category, as described in the notes to the table.

	2018	2017
Audit fees
Consolidated audit fees(1)	$938,500	$770,500
Statutory audit fees(2)	—	25,000
	938,500	795,500
Audit-related fees(3)	24,000	23,900
Total	$962,500	$819,400

(1)
Aggregate fees for professional services rendered by our independent registered public accounting firm for the audit of Fastenal's annual consolidated financial statements, audit of internal control over financial reporting, and review of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q.

(2)	Aggregate fees for statutory audit services related to our Panama and Latin America operations.

(3)	Aggregate fees billed for audit-related services related to our 401(k) plan.
Independence of Principal Accountant
Our audit committee has considered whether, and has determined that, the provision of the services described above was compatible with maintaining the independence of our independent registered public accounting firm.
Pre-Approval of Services
The Sarbanes-Oxley Act of 2002 and the rules of the SEC regarding auditor independence require the pre-approval by our audit committee or pursuant to pre-approval policies and procedures established by our audit committee of audit and non-audit services provided to us by our principal accountant. There is an exception for de minimis non-audit services which may, under certain circumstances, be approved retroactively. Our audit committee has granted to its chairman, Mr. Dolan, the authority to pre-approve the provision of audit and non-audit services, provided that he reports any such pre-approvals to the audit committee at its next scheduled meeting. All of the services were pre-approved in accordance with our pre-approval policy, and none of the services provided to us by our independent registered public accounting firm in 2018 or 2017 were approved retroactively pursuant to the exception to the pre-approval requirements for de minimis non-audit services described above.
* * * * * * * * * *
PROPOSAL #3 – AN ADVISORY VOTE ON A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT
Our compensation committee has described our compensation philosophy in the Compensation Discussion and Analysis contained in this proxy statement. Shareholders are urged to read the Compensation Discussion and Analysis which also discusses how our compensation programs implement our compensation philosophy, as well as the Summary Compensation Table and other related tables and narrative disclosure which describe the compensation of all individuals who served as our chief executive officer or our chief financial officer during any part of 2018 and the other three most highly compensated executive officers of Fastenal in 2018 who were serving as executive officers at the end of 2018 (our 'named executive officers') set forth under 'Executive Compensation' below. The compensation committee and the board of directors believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing our compensation philosophy and in achieving our compensation goals and that the compensation of our executive officers in 2018 reflects and supports these compensation policies and procedures.
As required pursuant to Section 14A of the Exchange Act, shareholders are being asked to vote on the following resolution:
RESOLVED, the shareholders of Fastenal Company approve, on an advisory basis, the compensation of the company's named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables, and related disclosures contained in the section of the proxy statement for the 2019 Annual Meeting of Shareholders captioned 'Executive Compensation'.
This advisory vote on executive compensation, commonly referred to as a 'say-on-pay' advisory vote, is not binding on our board of directors. However, the board and compensation committee will take into account the results of the vote when determining future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR
ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
* * * * * * * * * *
EXECUTIVE COMPENSATION
Compensation Committee Report
Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the compensation committee's review of, and discussions with management with respect to, the Compensation Discussion and Analysis, the compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our 2018 annual report on Form 10-K.

Michael J. Dolan (Chair)	Michael J. Ancius (member until February 4, 2019)	Stephen L. Eastman (member since February 5, 2019)
Rita J. Heise (member until February 4, 2019)	Daniel L. Johnson (member since February 5, 2019)	Scott A. Satterlee
Members of the Compensation Committee
Compensation Discussion and Analysis
Executive Summary
This Compensation Discussion and Analysis provides information about the fiscal 2018 compensation programs for our named executive officers, who, in 2018, were:

•	Mr. Daniel L. Florness, President and Chief Executive Officer

•	Mr. Holden Lewis, Executive Vice President and Chief Financial Officer

•	Mr. Terry M. Owen, Senior Executive Vice President - Sales Operations

•	Mr. Jeffery M. Watts, Executive Vice President - International Sales

•	Ms. Reyne K. Wisecup, Senior Executive Vice President - Human Resources
We believe compensation programs are most effective when they are fair, simple, transparent, designed to motivate employees to take prudent entrepreneurial risk to achieve company goals, and paid as close to the time the goals are achieved as is possible. Our primary objective is to structure compensation so as to ensure that a significant portion is directly tied to achievement of financial and operational goals and other factors that impact shareholder value. Consistent with this philosophy, our compensation program for executive officers incorporates features such as the following:

•	Annual base salaries are generally below the market median;

•	Quarterly cash incentive opportunities based on growth in pre-tax or net earnings are typically above the market median;

•	Long-term incentives are provided annually in the form of stock options with extended (generally five to eight year) vesting periods, and are not limited to senior executives;

•	No discounted or reload stock option awards are permitted, and the re-pricing of stock options is prohibited;

•
The vesting of stock option awards is accelerated in connection with a change in control only if the awards are neither assumed nor replaced by the surviving entity in the change in control transaction;

•	Stock ownership guidelines for our executive officers;

•	Retirement and health and welfare plans in which executive officers participate are the same as those generally available to all U.S. employees;

•	No perquisites are provided; and

•	There are no employment, severance, or change in control agreements with any employees, including executive officers.
Base salaries for our named executive officers for 2018 were generally unchanged from those in effect at the end of 2017, except that Mr. Lewis' base salary was increased in recognition of his continued growth, performance, and experience in his relatively new role.
Our company pays our executive officers cash incentive bonuses each quarter if we exceed 100% of pre-tax earnings (or, for the chief financial officer, net earnings) for the comparable quarter of the previous year. Our cash incentive plan is very clear and simple, in that cash incentive bonuses are paid as a percentage of earnings in excess of the minimum targeted amounts.

Our payouts are calculated on a quarterly basis, and the quarterly minimum targets are discussed in greater detail in the section titled 'Quarterly Incentives' below.
The table below sets out certain financial information for the company for each of the past three years and includes our actual annual pre-tax earnings and net earnings on a company-wide basis and an annualized calculation of our minimum target pre-tax earnings and net earnings on a company-wide basis. As noted above, bonuses for our executive officers are determined and paid out on a quarterly basis; however, we felt an annualized depiction would more clearly illustrate the philosophy underlying the bonus component of our compensation program.

	2018	% change	2017	% change	2016	% change
Net sales	$4,965,116,000	13.1%	$4,390,484,000	10.8%	$3,962,036,000	2.4%
Pre-tax earnings	987,016,000	13.0%	873,080,000	10.6%	789,729,000	-4.4%
Pre-tax percent of sales	19.9%		19.9%		19.9%
Net earnings	$751,886,000	29.9%	$578,601,000	15.8%	$499,478,000	-3.3%
Pre-tax earnings minimum target (1)	$873,080,000		$789,729,000		$826,020,000
Actual pre-tax earnings less the
minimum target	$113,936,000		$83,351,000		$(36,291,000)
Net earnings minimum target (1)	$578,601,000		$499,478,000		$516,361,000
Actual net earnings less the
minimum target (2)	$173,285,000		$79,123,000		$(16,883,000)

(1)	Pre-tax and net earnings targets were calculated as 100% of the prior year's actual pre-tax or net earnings.

(2)
The bonuses for the fourth quarter 2017 and each quarter of 2018 for Mr. Lewis were modified to give effect to the unanticipated positive impact of the new tax legislation, commonly referred to as the Tax Cuts and Jobs Act (the 'Tax Act'), on net earnings, the basis of his bonus, as further described below.

Stock option grants were made in 2018 to all of our named executive officers.
In deciding to continue our existing executive compensation practices in 2018 in a manner largely consistent with 2017, our compensation committee took into account the fact that the holders of over 96% of the shares voted at our 2018 annual meeting of shareholders approved, on an advisory basis, the compensation of our named executive officers in 2017 as disclosed in the proxy statement for the 2018 annual meeting.
Mitigation of Compensation-Related Risk
The company's compensation committee, in concert with management, has examined the company's compensation policies, plans, and practices to determine if they create incentives or encourage behavior that is reasonably likely to have a material adverse effect on the company. In conducting this examination, the compensation committee and management have reviewed the company's compensation plans and programs, including incentive bonus and equity award plans, and evaluated the impact of such plans and programs in terms of business risk and the mitigating controls in place to manage those risks. Such controls include:

•	Approval by our board of directors and the compensation committee of significant compensation plans and programs;

•
Oversight by the compensation committee of compensation plans and programs for executive management employees, including approval of incentive plan goals, review of actual performance against goals, and approval of award payouts;

•	Regular scrutiny of performance and compliance with policies and procedures by senior executive managers responsible for specific business areas;

•	Ongoing monitoring of specific asset areas by regional finance managers, and by internal audit and finance department personnel;

•
The design of our executive cash incentive arrangements, which (i) by focusing on quarterly growth in profits, provides executives with the immediate feedback necessary to take prompt action to correct unacceptable financial results and the motivation to take such action, and (ii) by using actual profits in current periods, rather than projected profits, as the bases for setting the minimum performance targets in future periods, reduces the incentive to manipulate results, as any overstated profits, giving rise to increased bonuses, in one year would result in overstated minimum targets, giving rise to reduced bonuses, in the next year; and

•	Longer than typical vesting periods for equity-based compensation that encourage long-term perspectives among employees.

Because of the controls in place, we have concluded that there are no unmitigated risks created by the company's compensation policies, plans and practices that create incentives or encourage behavior that are reasonably likely to have a material adverse effect on the company.
Underlying Philosophy
Equitable Treatment and Entrepreneurial Culture
Companies succeed to the extent that all persons in the organization pursue a common goal. Fastenal's goal is simple - Growth through Customer Service®. We keep everyone focused on this common goal by treating everyone fairly and equitably. We believe all of our people are 'key people' in the achievement of our success and that belief is reflected in our compensation system. By striving for fair and equitable treatment for all employees, everyone can stay focused on the common goal of growing our business by serving the customer.
Equitable treatment does not mean equal compensation. Compensation will be fair, but not the same for everyone, if it is based on an employee's knowledge and responsibilities, the difficulty of the task being performed by the employee, and the leadership requirements of the employee's position. The reward system must be designed to keep everyone focused on our common goal, yet developed in such a manner so as to mitigate unnecessary risk taking. With this in mind, our compensation program is designed to be simple, understandable, and transparent to all.
We are a decentralized company with decisions made by those closest to our customer. We minimize central planning as we believe it stifles the creativity of our people and because it is, quite frankly, too slow. To mitigate and control risk, we teach our employees to make decisions within the framework of the company goal - Growth through Customer Service. This structure has been developed from the ground up, not top down, and it continues to change as needed to meet customer needs, hence focusing on 'growing the business'.
To best achieve success, we expect and encourage our people to take entrepreneurial risk. People are hired because of their entrepreneurial attitudes and we encourage and reward this important mindset. We think of our business as being approximately 3,100 highly orchestrated local businesses working in concert. Our organization is structured to serve our customers and achieve Growth through Customer Service. The highly motivated entrepreneurs running each of our in-market locations make the daily decisions needed to serve our customers and to make themselves and the company successful, and those decisions directly impact the compensation of the individuals who make them. Our compensation system fosters entrepreneurship and progress toward our common goal of profitable growth by making the growth of our sales or profits a key element of the payment formula for most bonuses. The feeling of ownership, propelled by our compensation programs, is an important characteristic that drives our success.
Our people are motivated by the knowledge that if they work hard and demonstrate their creativity and contribute to our success, the opportunities are significant. Incentive compensation, quickly paid, is an important part of the reward structure in our company.
Simplicity, Transparency, and Immediacy
We believe that compensation programs are most effective if they are simple, concise, and openly communicated. In that regard, we do not have an elaborate compensation system with many different components, and the few elements of our compensation system are simple and easy for our employees - the people we need to motivate to achieve our success - and our shareholders to understand. We believe that a more complex compensation system would risk distracting our employees from the common goal of profitably growing our business. In addition, we have systems in place that let our employees know, on a daily basis, how their business is performing compared to other businesses within our organization and how that performance impacts their compensation.
We pay cash bonuses as close as we can to the time when the work is performed and results are achieved. Generally, we pay bonuses for performance achievement on a monthly or quarterly basis. We don't wait until the end of the year, or several years. We believe that quick payment of cash bonuses serves to motivate our people and control business risk. In our line of business, undue risk manifests itself quickly in unacceptable financial results, and our compensation system is designed to ensure that unacceptable financial results are immediately reflected in our peoples' compensation so as to provide them with the feedback and motivation necessary to take prompt corrective action. Our entrepreneurial environment, where actions are rewarded and penalized, means our people immediately feel the effects of their decisions.

Compensation Program Goals and Objectives
Our goals and objectives in designing our compensation programs for all employees, including our executive officers, are to have programs that:

•	Align the interests of our employees with those of our shareholders;

•	Are simple, understandable, and transparent;

•	Are reasonable, fair and equitable, to both the employees and shareholders;

•	Reflect compensation differences based on position and responsibility, providing more variable and contingent compensation to those with greater responsibilities;

•	Pay bonuses quickly; and

•	Achieve overall compensation levels that are sufficiently competitive to retain, attract, and motivate all employees, and reflect their responsibilities.
Our compensation programs are designed to reward:

•	Achievement of stated goals, targets, and superior results necessary to profitably grow our business;

•	A focus on Growth through Customer Service;

•	An entrepreneurial mindset;

•	Personal growth and assumption of additional responsibilities; and

•	Prudent management of business risk.
We do not use the services of outside consultants to establish or monitor our compensation programs.
How Employees are Compensated
Approximately 75% of our employees interface directly with customers on a daily basis. Our goal with respect to compensation of these employees is simple: a significant portion of their pay should be based on how well they have grown their piece of the business and served our customers. Typical pay arrangements provide a base amount paid periodically during the month, along with a major opportunity to earn bonus amounts, paid monthly, based on growth in sales, gross profit achieved, the opening of new accounts, increase in sales to active accounts, prudent management of inventory levels, and collections of accounts receivable. We believe our combination and mix of base and bonus pay motivates our people to high levels of individual and company success, as the goals and objectives have been repeatedly demonstrated to be achievable with superior effort.
Of the remaining approximately 25% of our employees, many are similarly compensated for their contribution to attaining predetermined departmental or project and cost containment goals, most focused on either customer service or better execution of company-wide activities. In these cases, the incentives are paid as soon as possible upon attainment of the goal. Again, the goals and objectives are clearly communicated and the resources for success are provided.
Because we believe the growth in the company's stock value should be the reward for achieving long-term success consistent with being an owner, we have a stock option plan. Since certain of our foreign employees are unable to receive stock options due to legal restrictions, we also have a stock appreciation rights plan for those foreign employees. Stock appreciation rights granted under that plan are settled in cash. All of our employees are eligible to receive stock option grants or stock appreciation rights.
We believe our combination of short and long-term rewards and incentives has proven successful as reflected in our historic performance and acceptable levels of employee retention and turnover.
Management's Role in Setting Executive Compensation
Management plays an important role in our executive compensation setting process. The most significant aspects of management's role are:

•	Evaluating employee performance;

•	Recommending business performance targets and objectives; and

•	Recommending salary levels and option awards.
While the ultimate decisions regarding executive compensation are made by the compensation committee, our chief executive officer worked with our compensation committee in 2018 in establishing the agenda and discussion surrounding executive compensation. During this process, the chief executive officer was asked to provide:

•	The background information regarding our strategic objectives;

•	His evaluation of the performance of our other executive officers; and

•	Compensation recommendations as to other executive officers.
In setting the compensation level for our chief executive officer for 2018, the compensation committee asked for and received input from him about what was reasonable and fair, yet challenging, in terms of setting performance goals. We respect our chief executive officer's knowledge of our business and industry; however, the final determination as to the compensation of our chief executive officer was made by the compensation committee after careful consideration of numerous factors.
Change in Control Arrangements
We have no employment, severance, or change in control agreements with any of our executive officers. Our stock option plan provides that if the company is not the surviving or acquiring corporation in the event of a merger or similar transaction, then the vesting and exercisability of outstanding stock options will be accelerated only if the surviving or acquiring corporation does not assume or replace the outstanding options. The vesting and exercisability of outstanding options will also be accelerated in the event of a dissolution or liquidation of the company. The change in control provisions in our stock option plan are designed to ensure maximum flexibility for the company in the event of a merger or similar transaction, in that we can provide for the continuation of options if that is more attractive to potential acquiring companies or can provide for acceleration of vesting of options if we believe doing so would facilitate retention of critical employees during acquisition discussions, would better motivate management to obtain the highest price possible by aligning their interests more closely with those of our shareholders, or would otherwise benefit our shareholders and be fair to our employees.
Elements of Executive Compensation
Our executive compensation program has historically been comprised of four elements: base salary, quarterly incentives, equity-based long-term incentives, and other compensation. While all elements of our executive compensation program are intended to collectively achieve our overriding purpose of attracting, retaining, and motivating talented executives, the table below identifies the form and additional specific purposes of each element.

Compensation Component	Form of Compensation		Purpose
Base Salary	Cash	•	Compensate each named executive officer relative to individual responsibilities, experience, and performance.
		•	Provide regular cash flow not contingent on short-term variations in company performance.

Quarterly Incentives	Cash	•	Align compensation with our quarterly corporate financial performance.
		•	Reward achievement of short-term profit growth.
		•	Provide executives with a meaningful total cash compensation opportunity (base salary + quarterly bonuses).

Long-term Incentives	Stock Options	•	Encourage long-term retention.
		•	Create a long-term performance focus.
		•	Align compensation with our long-term returns to shareholders.
		•	Provide executive ownership opportunities.

Other Compensation	Benefits	•	Provide competitive retirement and health and welfare benefit plans generally available to all of our employees, including executive officers.
The philosophy and make-up of the program for compensating executives is similar to the philosophy and make-up of the programs for all other employees, in that our executive incentive compensation programs are simple and transparent, and cash incentives earned by our executive officers are paid as close as possible to when the work is done. We do not have a specific policy for allocating compensation between short- and long-term components, or between cash and non-cash components. We utilize pay practices which we believe are fair and commensurate with the particular employee's level of responsibility and results achieved. We believe the aforementioned components provide a reasonable total compensation package for our executive officers.
Base Salary
Because of our desire to emphasize those elements of compensation that are performance based, our practice has generally been to set base salary levels below the market median for each executive officer. In setting these salary levels for individual executives, we consider past performance, expected performance, experience of the individual executive, historical compensation levels, and competitive pay practices at the peer group of companies identified under 'Market Competitiveness

Review' below. We also consider industry conditions and the overall effectiveness of our compensation program in achieving desired performance levels. Because of our 'pay for performance' mentality, this is the only material component of executive compensation that is not tied directly to our performance.
2018 Base Salary
Our compensation committee established the base salary to be paid to each of our named executive officers for 2018 at its last meeting in 2017. The compensation committee determined the base salary of each of the named executive officers for 2018 would remain unchanged from that in effect at the end of 2017, except that Mr. Lewis' base salary was increased in recognition of his continued growth, performance, and experience in his relatively new role. The committee otherwise maintained base compensation at levels consistent with 2017 because the committee members believed those base pay levels were reasonable and reflective of our business model and culture, which puts greater emphasis on incentive pay.
Fastenal's performance was not a factor considered by the compensation committee in setting the annual base salaries of our named executive officers for 2018.
2019 Base Salary
Our compensation committee established the base salary to be paid to each of our named executive officers for 2019 at its last meeting in 2018. The compensation committee determined the base salary of each of the named executive officers for 2019 would remain unchanged from that in effect at the end of 2018, except that the base salaries of Mr. Florness and Mr. Lewis were increased in recognition of their continued growth, performance, and experience in their roles. The committee otherwise maintained base compensation at levels consistent with 2018 because the committee members believed those base pay levels were reasonable and reflective of our business model and culture, which puts greater emphasis on incentive pay.
Quarterly Incentives
Our executive officers are eligible for cash incentives through individual bonus arrangements based on improvements in the overall financial performance of the company and/or their respective areas of responsibility. The bonus arrangements provide our executive officers with the opportunity to earn a cash bonus for each quarter during a year when we increase our earnings above a predetermined minimum target.
The cash bonuses for all of our named executive officers other than our chief financial officer are based on growth in pre-tax earnings of the company and/or the officer's area of responsibility. The compensation committee selected pre-tax earnings as the appropriate metric for calculating cash bonuses for those officers because of the committee's belief that the focus of the named executive officers should be on profitability, which is the primary driver of shareholder value. The cash bonuses for our chief financial officer are based on growth in company-wide net earnings because his responsibilities allow him to affect our entire financial position including our tax position.
The compensation committee believes that no named executive officer should earn a cash bonus for a quarter unless financial performance has improved and therefore sets minimum targets for each quarter that are equal to the earnings achieved for the same quarter in the prior year. The compensation committee requires growth in earnings before any bonuses can be earned due to its belief that growth is achievable with superior effort and will generate the cash necessary to expand the company's operations in accordance with our business plans and increase shareholder value.
The payout percentage used to calculate the amount of each named executive officer's quarterly cash bonus reflects the officer's track record in his current position (i.e., newly promoted executives historically have had to prove themselves in their new positions before earning higher payout percentages) and relative ability to impact profitability.
We do not believe it is necessary for payouts under our executive cash incentive program to be capped, as cash bonus payments to our named executive officers are tied directly to our financial performance so that they increase only if and to the extent the company's profitability grows. We do not base the cash incentives paid to our executive officers on multiple metrics since we believe the current design of our executive bonus arrangements, along with our other controls, adequately mitigates risk and since the use of multiple metrics would not be in furtherance of our goal of keeping our compensation programs simple, understandable, and transparent, and would risk keeping our executives focused on things other than profitability, thereby depriving them of the clear feedback and motivation necessary to improve our bottom line.
From time to time, our compensation committee has awarded discretionary bonuses to our executive officers to recognize extraordinary efforts. In 2018, Mr. Lewis received modest discretionary bonuses to recognize his efforts and that of his team to realize one-time tax benefits available to Fastenal related to accelerated depreciation, which were attractive due to the lower tax rate approved in the Tax Act.
2018 Incentive Program
The bonus arrangements for our named executive officers for 2018 were approved by our compensation committee at its last meeting in 2017. Consistent with prior years, the bonuses for 2018 were based on growth in pre-tax earnings or net earnings of the company and/or the officer's area of responsibility. The bonuses for each quarter were determined by applying a payout percentage to the amount by which pre-tax earnings or net earnings exceeded 100% of pre-tax earnings or net earnings for the same quarter in 2017. The compensation committee determined that the bonus formulas for each of the named executive officers for 2018 would remain unchanged from 2017, except that Ms. Wisecup's payout percentage was increased in recognition of her expanding responsibilities as Senior Executive Vice President - Human Resources. The committee otherwise maintained bonus arrangements consistent with 2017 because the committee believes those arrangements are reasonable and reflective of our business model and culture.
The 2018 cash incentive program described above applied to all of our named executive officers. The specific bonus opportunities for our named executive officers are summarized in the table below. Each named executive officer's cash bonus for each quarter during 2018 was determined by applying the payout percentage listed opposite his or her name below to the amount by which pre-tax earnings or adjusted net earnings of the company and/or the officer's area of responsibility for that quarter exceeded 100% of such earnings in the same quarter of 2017 (the 'minimum target').

Name	Earnings Type	Payout Percentage
Mr. Florness	Company-wide pre-tax earnings	1.25%
Mr. Lewis	Company-wide net earnings (as adjusted to exclude impacts of the Tax Act)	0.90%
Mr. Owen	Company-wide pre-tax earnings	0.80%
Mr. Watts (1)	Pre-tax earnings	2.40% / 0.35%
Ms. Wisecup	Pre-tax earnings	0.65%

(1)
The bonuses for Mr. Watts were based on growth in U.S. dollar equivalent pre-tax earnings for the geographic areas under his leadership (which are all areas outside of the United States), with the payout percentage applied to that growth of 2.40%, as well as growth in company pre-tax earnings, with the payout percentage applied to that growth of 0.35%.

The following table sets out, for each quarter in 2018, our actual and minimum target pre-tax earnings and actual and adjusted net earnings on a company-wide basis for that quarter, in each case rounded to the nearest thousand. (As indicated above, the 'minimum target' amount in 2018 was 100% of such earnings in the same quarter of 2017.)

2018	Actual Pre-tax Earnings	Minimum Target Pre-tax Earnings	Actual Net Earnings	Adjusted Net Earnings (1)	Minimum Target Net Earnings
First quarter	$231,873,000	210,893,000	174,303,000	147,000,000	134,159,000
Second quarter	265,961,000	235,366,000	211,241,000	168,700,000	148,917,000
Third quarter	259,480,000	225,992,000	197,644,000	164,300,000	143,103,000
Fourth quarter	229,703,000	200,830,000	168,698,000	145,400,000	152,422,000	(2)

(1)
Net earnings for 2018 were modified to exclude the estimated unanticipated positive impact of the Tax Act for purposes of calculating Mr. Lewis' bonus. Mr. Lewis' quarterly bonuses for 2018 were calculated on the adjusted net earnings set forth in the column above (excluding the estimated impacts of the Tax Act).

(2)
Because the Tax Act was enacted during the fourth quarter of 2017, the minimum target for this period included approximately $24.4 million of discrete tax items due to the Tax Act. Mr. Lewis' bonus for the fourth quarter of 2018 was calculated based on a minimum target that reflected pro forma net earnings of $128.1 million (without giving effect to these discrete tax items due to the Tax Act).

During 2018, the approximate percentage of the actual and minimum target pre-tax earnings of the company attributable to our operations in the geographic area outside the United States (under Mr. Watts' leadership) was 11%.
2019 Incentive Program
The bonus arrangements for our named executive officers for 2019 were approved by our compensation committee at its last meeting in 2018. Consistent with prior years, the bonuses for 2019 will be based on growth in pre-tax earnings or net earnings of the company and/or the officer's area of responsibility. The bonuses for each quarter will be determined by applying a payout percentage to the amount by which pre-tax earnings or net earnings exceeded 100% of pre-tax earnings or net earnings for the same quarter in 2018. The compensation committee determined that the bonus formulas for each of the named executive officers for 2019 will remain unchanged from 2018, except that Mr. Owen's bonus percentage was increased due to changes in his responsibilities. While the compensation committee otherwise maintained the bonus formulas for each other named executive officer consistent with 2018, it approved a supplemental bonus program for 2019 for each named executive officer other than Mr. Florness. The supplemental bonus program, known as the ROA (Return on Assets) Plan, is intended to encourage better management of accounts receivable, inventory, and vehicles and will provide cash incentive amounts on a quarterly basis for asset management improvement over the same quarter in the prior fiscal year.
Committee Discretion
Under the terms of the incentive plan, our compensation committee has the discretion and authority to reduce, but not increase, the amount of any cash incentive otherwise payable in accordance with the performance objectives established pursuant to the incentive plan.
Long-term Incentives
We tie a portion of our employee compensation to the market price of Fastenal's common stock by granting stock options pursuant to our stock option plan. The equity-based incentives that can be granted under that plan are limited to stock options in an effort to further our goal of keeping our compensation system simple and easy to understand, and because stock options deliver value to our employees only if our shareholders realize appreciation in the value of their shares held over the same period.
Due to legal restrictions, we are unable to grant options under our stock option plan to certain of our foreign employees. As a result, those employees (none of whom are executive officers) are instead eligible to receive stock appreciation rights under a separate plan. The stock appreciation rights have been designed to mirror the economic rewards of our stock options in all material respects. All of those stock appreciation rights are settled in cash.
All of our employees are eligible to receive equity-based grants. When making grants, including to named executive officers, we consider an employee's contribution to the company, including the employee's responsibility for revenues and profits, responsibility for managing others, possession of special skills, and length of service. We regularly assess the effectiveness of further expanding the number of persons receiving equity-based grants. Any expansion will be based on a determination that further employee ownership will result in a deepened employee commitment and likely improvement to overall shareholder value.
During 2018, our compensation committee granted stock options to our employees under our stock option plan for a total of 522,783 shares of our common stock with a strike price of $55.00 per share. Of these grants, options to purchase an aggregate of 85,635 shares were awarded to our named executive officers. Stock option grants were made in 2018 to all of our named executive officers.
Our stock option grants have been made at levels designed to provide recipients with an attractive capital accumulation opportunity should earnings and shareholder values grow at acceptable rates and to facilitate retention of critical employees. Of the 12,081,232 total shares subject to stock options granted by the company under our stock option plan since April 2007, options covering an aggregate of 2,452,087 shares are either held by, or have been exercised by, our current executive officers. The stock options granted to executive officers vest and become exercisable over a period of five or eight years from the date of grant, with such staggered vesting designed to ensure continuity of leadership.
At its last meeting in 2018, the compensation committee granted to our employees, effective January 2, 2019, options to purchase a total of 643,957 shares of our common stock at a strike price of $52.00 per share. Of those grants, options to purchase an aggregate of 94,420 shares were awarded to our named executive officers. In 2018 and 2019, the committee expanded the grant typically made to our regional and district leaders. This grant was expanded to those leaders if their business met a minimum size and enjoyed double digit sales and pre-tax earnings growth in the twelve-month period prior to the grant. The change, made at the request of our Chief Executive Officer, was intended to emphasize the importance of strong growth in a Think Big! business.
In 2017, we established stock ownership guidelines for our non-employee directors and executive officers, which require each to hold minimum levels of investment in the company. The stock ownership guidelines are further described below.
Other Compensation
We make annual profit-based matching contributions to our executive officers' 401(k) plan accounts. We allocate the annual profit-based matching contributions made to all employees participating in our 401(k) plan, including our executive officers, based on the same formula. Our executive officers are also entitled to participate in the same health and welfare plans as those made available to our employees generally. Our executive officers do not receive any other perquisites or other personal benefits or property from us.

Market Competitiveness Review
In making executive compensation decisions, both with respect to total compensation and individual elements of compensation, our compensation committee annually reviews executive compensation data for a peer group of companies in order to stay informed of practices and executive pay levels in the marketplace. However, it does not establish specific compensation parameters based on such data, nor does it set the levels of compensation for our executive officers, or individual elements of that compensation, by applying any specific mathematical calculation to peer group compensation data.
2018 Compensation Review
As part of the decision making process with respect to 2018 executive compensation, our compensation committee reviewed the executive compensation data of a peer group consisting of ten companies (Anixter International, Inc., Applied Industrial Technologies, Inc., Donaldson Company, Inc., Genuine Parts Company, HD Supply Holdings, Inc., IDEX Corporation, MSC Industrial Direct Co., Inc., Tractor Supply Company, WESCO International, Inc., and W.W. Grainger, Inc.). The ten companies were included in our peer group because they exhibit commonalities with our business in terms of the end markets they serve and/or their operating characteristics (e.g., utilizing similar methods of sourcing, distributing, and selling), and because each had publicly available information. The median revenue of the peer group for 2017 was greater than Fastenal's and the median market capitalization of the peer group as of December 31, 2017 was less than Fastenal's. The median revenue of the peer group was $6.2 billion (the range of the group was $2.3 billion to $16.3 billion) for 2017, compared to Fastenal's $5.0 billion in 2018 and $4.4 billion in 2017, while the median market capitalization of the peer group was $7.0 billion (the range of the group was $2.6 billion to $14.0 billion) as of December 31, 2017, compared with Fastenal's $14.9 billion on December 31, 2018 and $15.7 billion on December 31, 2017.
In comparing Fastenal's executive compensation levels to those of its peer group, the compensation committee looked at base salary, cash incentives, other compensation (which includes stock options, other types of equity compensation, pensions, and perquisites), and total compensation. At the time the committee made decisions with respect to 2018 executive compensation, the most recent year for which executive compensation data for the peer group was available was 2016. The base salary of Fastenal's named executive officers in 2018 was lower than the median base salary of the named executive officers of the peer group in 2016. Due to our stronger financial results in comparison to prior years and our pay for performance philosophy, the cash incentive pay of Fastenal's named executive officers in 2018 was higher than the median cash incentive pay of the named executive officers of the peer group in 2016 (when financial results were comparatively weaker across the industry). The total compensation of Fastenal's named executive officers in 2018 was lower than the median total compensation of the named executive officers of the peer group in 2016, due in part to the lower base salary, and in part to the lower grant date fair value of the equity compensation awarded to Fastenal's executives. It should be noted the compensation committee does not, in making compensation decisions for the named executive officers, focus on grant date fair value of equity awards. Rather the committee makes its own internal judgments regarding the value of those awards and has concluded that the opportunity at the company for the creation of long-term stock value, driven by achieving consistent outstanding growth over an extended period of time, is significant. The company has historically achieved outstanding growth and the expectation of the committee in granting option awards is that, with superior efforts from our executives and other employees, outstanding growth can resume and continue in the future. Accordingly, the committee believes the aggregate annual compensation paid to our named executive officers can reasonably be expected to result in significant wealth creation.
2019 Compensation Review
As part of the decision making process with respect to 2019 executive compensation, our compensation committee reviewed executive compensation data of the same peer group as was used in the preceding year. At the time the committee made decisions with respect to 2019 executive compensation, the most recent year for which executive compensation data for the peer group was available was 2017. Based on the committee's review of all factors, including peer group compensation, the committee believes the aggregate annual compensation to be paid to our named executive officers can reasonably be expected to result in significant overall wealth creation, and the committee believes our 2019 compensation programs for our named executive officers will be fair, competitive, and sufficient to motivate them to achieve personal success and success for the company and its shareholders.
Executive Incentive Recoupment
In 2016, the compensation committee memorialized its long-standing policy providing that if the company's reported financial results for any period are determined to be incorrect due to material non-compliance with financial reporting requirements and the reported financial results benefited or were detrimental to executive officers participating in cash incentive programs, the compensation committee will, in the case of an underpayment of bonuses, pay those officers the incremental amount due for such period and, in the case of an overpayment of bonuses, reduce cash incentives for those officers in future periods to the extent necessary to enable the company to effectively recover amounts previously paid in error. If bonuses erroneously paid cannot be effectively recovered by the reduction of future bonuses, then the compensation committee may, at its discretion, reduce other elements of future executive compensation.
Section 10D of the Exchange Act directs the SEC to issue rules to require national securities exchanges and national securities associations to list only those companies that implement a policy providing that if the company is required to restate its financial statements due to material non-compliance with financial reporting requirements, the company must recover from current and former executive officers incentive compensation received by them during the three year period preceding the restatement that would not have been paid under the restated financial statements. Once the final rules of the SEC and Nasdaq regarding executive compensation recovery are adopted, we will modify our policy to the extent necessary to fully comply with those rules.
Stock Ownership Guidelines
In December 2017, to align the financial interests of our executive officers and directors with our shareholders' interests, the compensation committee recommended, and our board of directors adopted, stock ownership guidelines to be effective as of January 1, 2018. The guidelines require non-employee directors and each officer subject to Section 16 reporting requirements ('Section 16 officers') to achieve an equity ownership level equal to a value set forth in the following schedule:

Leadership Position	Value of Shares at 5 years	Value of Shares at 10 years
Non-employee Director	1.0x annual board retainer (excluding any board committee retainer)	2.0x annual board retainer (excluding any board committee retainer)
CEO	1.0x annual base compensation	2.0x annual base compensation
President (if not also CEO)	1.0x annual base compensation	2.0x annual base compensation
All Senior Section 16* officers	1.0 annual base compensation	1.5x annual base compensation
All other Section 16 officers	1.0 annual base compensation	1.0 annual base compensation
*Defined as the Chief Financial Officer, a Senior Executive Vice President or Chief Operating Officer (if applicable)
Each non-employee director and Section 16 officer is expected to achieve the equity ownership levels set forth above within five and ten years, measured either from the later of January 1, 2018 or the date such person was originally elected to the board or appointed as an executive officer. The compensation committee is responsible for monitoring the application of the stock ownership guidelines and has the discretion to waive or extend the time for compliance with the policy, or to withhold or reduce future awards of equity-based compensation to any person who fails to comply with the retention requirements set forth in the guidelines.
Hedging Policies
As described earlier in this proxy statement, we have put in place policies prohibiting our directors and Section 16 officers from hedging the economic risk of ownership of our stock.
Deductibility of Executive Compensation
In evaluating compensation programs, the compensation committee considered the potential impact on the company of Section 162(m) of the Internal Revenue Code. Section 162(m) limits the amount a publicly traded corporation, such as Fastenal, may deduct for compensation paid in any year to its chief executive officer and other named executive officers ('covered employees') to $1,000,000. At the time the compensation committee made its compensation decisions related to 2018 compensation programs, Section 162(m) exempted qualifying performance-based compensation with respect to taxable years beginning on or before December 31, 2017 and payable pursuant to binding written agreements in effect on November 2, 2017. Since we do not have binding written agreements with our executive officers, certain compensation that the compensation committee intended to structure as performance-based compensation under Section 162(m) may not be deductible in 2018 and in future years. Any non-deductible compensation paid to our named executive officers in 2018 and prior years has been minimal.
Conclusion
Our compensation committee believes the combination of base salaries, individual performance based cash incentive arrangements, stock option awards, and other compensation, are fair and reasonable and that the interests of our executive officers are and will remain closely aligned with the long-term interests of Fastenal and our shareholders.

Summary of Compensation
Set out in the following table is information with respect to the compensation of our named executive officers for services rendered during each of the last three years (principal positions are as of December 31, 2018):
SUMMARY COMPENSATION TABLE

Name and Principal Position		Year	Salary ($)		Bonus ($)		Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Daniel L. Florness		2018	592,500	(4)	—		—	410,317	1,423,750		—	2,844	2,429,411
President and		2017	592,500	(4)	—		—	402,125	1,041,901		—	2,830	2,039,356
Chief Executive Officer		2016	577,500	(4)	—		—	1,066,950	32,713		—	2,733	1,679,896
Holden Lewis		2018	350,000		28,800	(5)	—	100,300	639,900		—	2,844	1,121,844
Executive Vice President and		2017	320,004		—		—	214,469	494,136		—	5,351	1,033,960
Chief Financial Officer	(6)	2016	120,002		—		—	—	26,109			108,139	254,250
Terry M. Owen		2018	430,000		—		—	156,829	911,200		—	2,844	1,500,873
Senior Executive Vice		2017	430,000		—		—	153,703	666,816		—	2,830	1,253,349
President - Sales Operations		2016	430,000		—		—	266,733	20,936		—	2,733	720,402
Jeffery M. Watts		2018	310,324	(8)	—		—	82,055	1,037,775	(8)	—	—	1,430,154
Executive Vice President -		2017	310,787	(8)	—		—	312,766	482,834	(8)	—	—	1,106,387
International Sales	(7)	2016	207,596	(8)	—		—	22,225	298,270	(8)	—	—	528,091
Reyne K. Wisecup		2018	442,508	(4)	—		—	109,417	740,350		—	—	1,292,275
Senior Executive Vice		2017	434,816	(4)	—		—	142,976	416,760		—	—	994,552
President - Human Resources		2016	327,500	(4)	—		—	80,017	13,085		—	—	420,602

(1)
This column sets out the grant date fair value of all option grants made during each respective year, without regard to subsequent forfeitures of those grants. We calculated this value in accordance with generally accepted accounting principles utilizing the assumptions set forth in the notes to our consolidated financial statements included in our 2018 annual report on Form 10-K.

(2)	This column sets out cash bonuses earned (rather than paid) in the respective year.

(3)
This column sets out our annual profit-based matching contribution under our 401(k) plan, and, in the case of Mr. Lewis, a relocation bonus of $80,000 paid in the third quarter of 2016, reimbursement of moving expenses of $28,139 paid in the fourth quarter of 2016, and an additional reimbursement of moving expenses of $5,351 in the third quarter of 2017.

(4)
This amount includes $42,500, $42,500, and $27,500 paid to Mr. Florness and Ms. Wisecup in 2018, 2017, and 2016, respectively, in their capacity as one of our directors. See 'Corporate Governance and Director Compensation – Compensation of Our Directors' earlier in this document.

(5)
The bonus amount represents discretionary cash bonuses awarded to Mr. Lewis to recognize his efforts to realize tax benefits for Fastenal in an aggregate amount of $11,519,942 in the second and third quarters of 2018 related to accelerated depreciation for vending equipment, maintenance and repairs. The bonuses reflected above represent 0.25% of the tax benefit to Fastenal.

(6)	Mr. Lewis became executive vice president and chief financial officer effective August 16, 2016.

(7)
Mr. Watts was vice president - international sales from January 1, 2016 through December 19, 2016 and executive vice president - international sales from December 20, 2016 through December 31, 2016. Mr. Watts became an executive officer of the company upon his promotion to the position of executive vice president - international sales.

(8)
Mr. Watts' base salary and cash bonuses in 2018, 2017, and 2016 were paid in Canadian dollars. These amounts were converted into United States dollars using the exchange rate in effect at the time each payment occurred. The exchange rates used (expressed as the amount of United States dollars purchasable with one Canadian dollar) ranged from 0.7421 to 0.8142, and averaged 0.7711 in 2018, ranged from 0.7325 to 0.8204, and averaged 0.7742 in 2017, and ranged from 0.6877 to 0.7965, and averaged 0.7557 in 2016.

Grant of Plan-Based Awards
Set out in the following table is information with respect to awards, if any, for 2018 to our named executive officers under our cash incentive and stock option plan.
GRANT OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name	Grant Date	Threshold ($) (2)	Target ($) (3)	Maximum ($) (2)	Threshold ($)	Target ($)	Maximum ($)
Daniel L. Florness	1/2/2018	—	1,041,901	—	—	—	—	—	40,909	55.00	410,317
Holden Lewis	1/2/2018	—	494,136	—	—	—	—	—	10,000	55.00	100,300
Terry M. Owen	1/2/2018	—	666,816	—	—	—	—	—	15,636	55.00	156,829
Jeffery M. Watts	1/2/2018	—	480,419	—	—	—	—	—	8,181	55.00	82,055
Reyne K. Wisecup	1/2/2018	—	541,789	—	—	—	—	—	10,909	55.00	109,417

(1)
The awards under the cash bonus arrangements for each of the named executive officers were payable at the end of each fiscal quarter based on financial results for that fiscal quarter, and none of those awards could result in future payouts. The cash bonus formulas for each of the named executive officers are described above in 'Compensation Discussion and Analysis – Quarterly Incentives – 2018 Incentive Program'. The actual amounts earned during 2018 under these cash bonus arrangements by the named executive officers are reported in the 'Summary Compensation Table' column captioned

'Non-Equity Incentive Plan Compensation'.

(2)	There were no thresholds or maximum payouts under the 2018 cash bonus arrangements.

(3)
The target payouts were calculated by applying the payout percentages for the named executive officers in effect at the end of each quarter of 2018 to the amount by which pre-tax or net earnings in the same quarter of 2017 exceed 100% of pre-tax or net earnings in the same quarter of 2016. In the case of Mr. Watts, whose actual cash bonus is paid in Canadian dollars, the target payout was calculated in U.S. dollars consistent with the other named executive officers.

(4)
This column sets out the number of shares subject to options granted during 2018. The options will vest and become exercisable over a period of five years, with 50% of such options vesting and becoming exercisable halfway through the relevant vesting period and the remainder vesting and becoming exercisable in increments each year thereafter. The options will terminate, to the extent not previously exercised, approximately nine years after the grant date.

(5)
This column sets out the grant date fair value of all options granted during 2018. We calculated this value in accordance with generally accepted accounting principles utilizing the assumptions set forth in the notes to our consolidated financial statements included in our 2018 annual report on Form 10-K.

Outstanding Equity-Based Awards
Set out in the following table is information with respect to each named executive officer's outstanding equity awards as of the end of 2018. The equity awards consist solely of options granted under our existing stock option plan.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date (1)		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Daniel L. Florness	37,500	12,500	—	54.00	4/17/2012	5/31/2021	(2)	—	—	—	—
	13,333	5,714	—	42.00	4/21/2015	5/31/2024	(3)	—	—	—	—
	65,217	65,217	—	46.00	4/19/2016	5/31/2025	(3)	—	—	—	—
	—	47,872	—	47.00	1/3/2017	12/31/2026	(3)	—	—	—	—
	—	40,909	—	55.00	1/2/2018	12/31/2027	(3)	—	—	—	—
Holden Lewis	—	25,532	—	47.00	1/3/2017	12/31/2026	(3)	—	—	—	—
	—	10,000	—	55.00	1/2/2018	12/31/2027	(3)	—	—	—	—
Terry M. Owen	1,875	625	—	54.00	4/17/2012	5/31/2021	(2)	—	—	—	—
	3,750	3,750	—	56.00	4/22/2014	5/31/2023	(2)	—	—	—	—
	29,166	12,500	—	42.00	4/21/2015	5/31/2024	(3)	—	—	—	—
	16,304	16,304	—	46.00	4/19/2016	5/31/2025	(3)	—	—	—	—
	—	18,298	—	47.00	1/3/2017	12/31/2026	(3)	—	—	—	—
	—	15,636	—	55.00	1/2/2018	12/31/2027	(3)	—	—	—	—
Jeffery M. Watts	7,500	2,500	—	54.00	4/17/2012	5/31/2021	(2)	—	—	—	—
	—	2,976	—	42.00	4/21/2015	5/31/2024	(2)	—	—	—	—
	1,359	1,358	—	46.00	4/19/2016	5/31/2025	(3)	—	—	—	—
	—	37,234	—	47.00	1/3/2017	12/31/2026	(3)	—	—	—	—
	—	8,181	—	55.00	1/2/2018	12/31/2027	(3)	—	—	—	—
Reyne K. Wisecup	37,500	—	—	54.00	4/17/2012	5/31/2021	(3)	—	—	—	—
	7,500	3,214	—	42.00	4/21/2015	5/31/2024	(3)	—	—	—	—
	4,891	4,891	—	46.00	4/19/2016	5/31/2025	(3)	—	—	—	—
	—	17,021	—	47.00	1/3/2017	12/31/2026	(3)	—	—	—	—
	—	10,909	—	55.00	1/2/2018	12/31/2027	(3)

(1)	Each option will become 50% vested and exercisable approximately halfway through the relevant vesting period and the remainder will vest and become exercisable in increments each year thereafter.

(2)	This option will vest and become exercisable over a period of eight years.

(3)	This option will vest and become exercisable over a period of five years.
Option Exercises
Set out in the following table is information regarding options to purchase Fastenal stock, if any, that have been exercised by our named executive officers during 2018.
OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel L. Florness	—	—	—	—
Holden Lewis	—	—	—	—
Terry M. Owen	—	—	—	—
Jeffery M. Watts	—	—	—	—
Reyne K. Wisecup	—	—	—	—

Pension Benefits
SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding any plans that provide for retirement payments or benefits other than defined contribution plans. We have never had any such benefit plan and do not anticipate creating any such plan in the future. As a result, we have omitted this table.
Non-Qualified Deferred Compensation
SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding defined contribution or other plans that provide for deferral of compensation on a basis that is not tax-qualified. We have never had any such benefit plan and do not anticipate creating such a plan in the future. As a result, we have omitted this table.
Potential Payments upon Termination or Change-in-Control
SEC regulations state that we must disclose information in this proxy statement regarding agreements, plans or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of Fastenal. We are not parties to any such agreement, plan or arrangement other than our stock option plan, which provides that, if Fastenal is not the surviving or acquiring corporation in the event of a merger or similar transaction, then the vesting and exercisability of outstanding stock options will be accelerated only if the surviving or acquiring corporation does not assume or replace the outstanding options. The vesting and exercisability of outstanding options will also be accelerated in the event of the dissolution or liquidation of Fastenal. If any such transaction or event had occurred on December 31, 2018 and the price per share of our common stock payable in connection with such transaction or event equaled the closing sales price of a share of our common stock on The Nasdaq Stock Market on such date (which was $52.29 per share), and if the vesting and exercisability of all options had been accelerated in connection with such transaction or event, then each of our named executive officers would have received the following payments in respect of their options (assuming full exercise of the same):

Name	Option Grant Date	Options Outstanding (#)	Option Exercise Price ($)	Payment Value ($)
Daniel L. Florness	4/17/2012	50,000	54.00	—
	4/21/2015	19,047	42.00	195,994
	4/19/2016	130,434	46.00	820,430
	1/3/2017	47,872	47.00	253,243
	1/2/2018	40,909	55.00	—
Holden Lewis	1/3/2017	25,532	47.00	135,064
	1/2/2018	10,000	55.00	—
Terry M. Owen	4/17/2012	2,500	54.00	—
	4/22/2014	7,500	56.00	—
	4/21/2015	41,666	42.00	428,743
	4/19/2016	32,608	46.00	205,104
	1/3/2017	18,298	47.00	96,796
	1/2/2018	15,636	55.00	—
Jeffery M. Watts	4/17/2012	10,000	54.00	—
	4/21/2015	2,976	42.00	30,623
	4/19/2016	2,717	46.00	17,090
	1/3/2017	37,234	47.00	196,968
	1/2/2018	8,181	55.00	—
Reyne K. Wisecup	4/17/2012	37,500	54.00	—
	4/21/2015	10,714	42.00	110,247
	4/19/2016	9,782	46.00	61,529
	1/3/2017	17,021	47.00	90,041
	1/2/2018	10,909	55.00	—

CEO Pay Ratio
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Daniel L. Florness, our Chief Executive Officer (our 'CEO'):
For 2018, our last completed fiscal year:

•	the total compensation amount for the median employee identified in 2017 was $39,229 for 2018; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included on page 25 of this proxy statement, was $2,429,411.
Based on this information for 2018, we reasonably estimate that the ratio of our CEO's annual total compensation to the annual total compensation of our median employee was 62:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.
We determined our median employee's total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above. The total compensation amount for our median employee for 2018 was determined to be $39,229. This total compensation amount was then compared to the total compensation of our CEO disclosed above in the Summary Compensation Table, of $2,429,411. The elements included in the CEO's total compensation are fully discussed above in the footnotes to the Summary Compensation Table.
Since there has been no change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure included in our proxy statement for our last annual meeting of shareholders, we used the same median employee that we identified last year.
The methodology that we used to identify the median of the annual total compensation of all our employees last year, and the material assumptions, adjustments, and estimates that we used for the identification of our median employee were as follows:
We determined that, as of October 31, 2017, our employee population consisted of 20,730 individuals (including full-time and part-time employees, other than the CEO, who were employed on October 31, 2017) working at Fastenal together with our consolidated subsidiaries. Of these individuals, 17,773 were located in the U.S. and U.S. territories, and 2,957 were located in 26 other countries around the world.
The scale of our operations in many of these foreign countries is smaller, and we employed less than 100 employees in 23 of these 26 countries, primarily as sales staff in our international branches or Onsite locations. Given the limited scale of this portion of our international operations, we chose to exclude all 646 of our employees in these countries as follows:

Country	Employees (#)	Country	Employees (#)	Country	Employees (#)	Country	Employees (#)
Austria	5	Germany	31	Netherlands	40	Sweden	1
Brazil	44	Hungary	14	Panama	18	Switzerland	1
Chile	10	India	99	Poland	25	Taiwan	32
Colombia	5	Ireland	6	Romania	17	Thailand	11
Czech Republic	49	Italy	30	Singapore	27	United Kingdom	73
Dominican Republic	7	Malaysia	98	South Africa	3
In total, we excluded 3.12% of our workforce from the identification of the 'median employee', as permitted by SEC rules.
Our employee population, after taking into consideration the permitted adjustments described above, consisted of 20,084 members. In making this determination, we annualized the compensation of all employees included in the sample who were hired in 2017, but did not work for us or our consolidated subsidiaries for the entire twelve month period described below. Our adjusted employee population consisted of 17,773 employees in the U.S. and U.S. territories and 2,311 employees located in Canada, Mexico, and China, which are countries in which we employed more than 100 employees.
We identified our median employee based on the total cash compensation paid during the twelve month period ended October 31, 2017. For purposes of determining the total compensation actually paid, we included: the amount of base salary (or, in the case of hourly workers, base wages including overtime pay) the employee received during the twelve months ended October 31, 2017, and the amount of any cash incentives paid to the employee in such period (which include sales commissions as well as cash incentives that are generally paid for performance during the prior month or quarter), as reflected in our payroll records. For purposes of identifying the median employee, we applied the same exchange rates we used for financial statement conversion purposes at October 31, 2017, which are U.S. dollars to Canadian dollars - 1.28274 CAD; U.S. dollars to Chinese Yuan - 6.6337 CNY; and U.S. dollars to Mexican Peso - 19.1642 MXN.
* * * * * * * * * *

PROPOSAL #4 - SHAREHOLDER PROPOSAL RELATING TO
DIVERSITY REPORTING
As You Sow, located at 1611 Telegraph Avenue, Suite 1450, Oakland, CA 94612, has advised us that it plans to introduce the following resolution on behalf of Jeremy Kirshbaum and Alan M. Ramo 1989 Trust Restated 07/20/2011, each of whom beneficially owns more than $2,000 of our common stock.
Whereas: our company's business success depends upon a customer-facing sales force, comprising 74% of our roughly 20,000 employees;
Workforce diversity and inclusion, reflecting possible discrimination based upon gender, race and ethnicity is a significant policy issue;
Underrepresentation of women and minorities in management structures can result in allegations of discriminatory labor practices, including those related to promotions and wages. The resulting lawsuits can both eat into the thin margins of this industry, as well as cause reputational damage for the responsible companies;
The U.S. population is currently undergoing a massive demographic shift, with an increase in minority populations;
Distributors that respond to this demographic trend and employ staff who will be able to recognize the needs of these populations may be better able to capture demand from these segments, which can provide companies a competitive advantage;
Our company's website states that our company supports diversity in hiring:
As a service-focused business, we're dedicated to creating a diverse workforce that reflects our customer base and the world at large. We value diversity and encourage minorities, women, individuals with disabilities, and veterans to apply for positions;
Yet our company's disclosures do not provide metrics enabling shareholders or other stakeholders to assess progress in meeting these values.
Therefore be it resolved: Shareholders request that the Board of Directors issue a report to shareholders by 180 days after the 2019 Annual Meeting, at reasonable expense and excluding confidential information, assessing the diversity of our company's workforce.
Supporting Statement
Proponents recommend that the assessment include:

•
metrics on the percentages of gender categories for global operations, and the standard EEO-1 racial and ethnic group categories for U.S. operations, disaggregated, at a minimum, into management (Executive/Senior-Level, and First/Mid-Level Officials) and non-managerial employees (all other EEO-1 Standard Occupational Classifications);

•	the amounts any legal or regulatory fines and settlements associated with diversity issues; and

•	a description of our policies and programs for fostering diversity of employees across our global operations.
Our Company's Response to this Proposal
The Fastenal Board of Directors unanimously recommends that shareholders vote AGAINST this proposal for the following reasons:
Fastenal is committed to providing equal employment opportunity to all of its employees and applicants. As a service-focused organization, we're dedicated to creating a diverse workforce that reflects our customer base and the world around us. It is our policy to provide equal employment opportunity / affirmative action to all employees and applicants for employment in accordance with all applicable federal, state, or local, executive orders, regulations and laws. We do not engage in any form of prohibited employment discrimination. This includes: discrimination on the basis of race, color, creed, gender, religion, national origin or citizenship status, disability, age, genetic information, marital status, status with regard to public assistance, sexual orientation, gender identity, familial status, veteran status, or any other protected classifications. This policy is applicable to all personnel actions and practices including, but not limited to, recruitment, selection, promotion, training, transfer, rates of pay, part-time work, and all other terms and conditions of employment.
In furtherance of our commitment to providing equal employment opportunity, we have implemented several initiatives designed to foster diversity of employees across our global operations, including:

•
Enhancing Our Recruiting and Hiring Processes - In August of 2015, we debuted an updated and streamlined hiring process with an internally developed Applicant Tracking System that allows for centralized application review and phone interviews by our Diversity and Compliance team. After completing an application review and phone interview, qualified candidates are eligible to be interviewed by local hiring managers using standard interview questions designed for each position. In addition to updating our hiring process, we have also increased our recruiting effects to reach a diverse group of potential candidates. We have partnered with LocalJobNetwork (LJN), which helps distributes our job postings to all 50 state workforce agencies, over 600 diversity websites focusing on women, minorities, veterans, and individuals with disabilities, and has allowed us to leverage LJN's over 15,000 community partners within their network to seek qualified candidates.

•
Recruiting Training for Our Employees - Our internal recruiting page was updated and debuted at our 2017 Employee Expo. Our General Managers from all over the company participated in recruiting trainings during this Employee Expo, which included a focus on equal employment opportunity, affirmative action, and seeking candidates from diverse sources. This event served as the basis for the development of a recruiting course available to all employees.

Our comprehensive approach to bridging the gap between employees, suppliers and strategic customers creates relationships that provide solutions and opportunities for all parties. We are committed to proactively building a diverse workforce and creating inclusive relationships with our employees, suppliers and customers that meet or exceed their needs and expectations. We believe these diverse relationships and partnerships provide Fastenal with a solid foundation to compete within the global business environment in which we operate and provide all parties expanded and enhanced opportunities throughout the world.
We do not believe that adoption of this proposal would enhance our existing commitment to equal employment opportunity or diversity within our workforce in any meaningful way. Insofar as the proposal seeks reporting of EEO-1 data, we do not believe that EEO-1 data is a reliable measure of our global commitment to equal opportunity employment and, as with all data, it can be subject to misinterpretation or abusive practices by competitors in the marketplace. Furthermore, we are committed to keeping our employees' personal information strictly confidential, unless disclosure is required by law or regulation.
In summary, we remain fully committed to our ongoing efforts to promote diversity within our workforce, and we do not believe that this proposal would advance those efforts.

THE BOARD OF DIRECTORS RECOMMENDS VOTING AGAINST THIS SHAREHOLDER PROPOSAL
* * * * * * * * * *

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
The following table sets forth, as of February 1, 2019 (unless otherwise noted), the ownership of Fastenal common stock by each shareholder who is known by us to own beneficially more than 5% of our outstanding common stock, by each director and nominee for the office of director, by our named executive officers, and by all directors and executive officers as a group. On February 1, 2019 there were 286,013,637 shares of Fastenal common stock issued and outstanding.

Name and, if Required, Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Outstanding Shares
Willard D. Oberton	609,606	(2)	*
Michael J. Ancius	14,556	(3)	*
Michael J. Dolan	12,500		*
Stephen L. Eastman	3,500	(4)	*
Daniel L. Florness	239,506	(5)	*
Rita J. Heise	28,144	(6)	*
Darren R. Jackson	15,000	(7)	*
Daniel L. Johnson	6,652	(8)	*
Scott A. Satterlee	21,572	(9)	*
Reyne K. Wisecup	66,700	(10)	*
Holden Lewis	13,713	(11)	*
Terry M. Owen	62,669	(12)	*
Jeffery M. Watts	23,753	(13)	*
The Bank of New York Mellon Corporation
240 Greenwich Street	15,861,942	(14)	5.55%
New York, NY 10286
BlackRock, Inc.
55 East 52nd Street	19,919,843	(15)	6.96%
New York, NY 10055
The Vanguard Group
100 Vanguard Blvd.	33,069,274	(16)	11.56%
Malvern, PA 19355
Directors and executive officers as a group (20 persons)	1,787,762	(17)	*

*	Less than 1%.

(1)	Except as otherwise indicated in the notes below, the listed beneficial owner has sole voting power and investment power with respect to such shares.

(2)
Includes 477,509 shares held in a revocable trust of Mr. Oberton and his wife, over which Mr. Oberton and his wife share voting and investment power and stock options to acquire 125,000 shares at an exercise price of $54.00 per share that are immediately exercisable.

(3)
Includes 8,015 shares held in a revocable trust of Mr. Ancius and his wife, over which Mr. Ancius and his wife share voting and investment power, stock options to acquire 4,237 shares of the company's common stock at an exercise price of $55.00 per share, which are immediately exercisable, and 429 shares held in a custodian account for a son of Mr. Ancius. Mr. Ancius disclaims beneficial ownership of the shares held by or for the account of his son.

(4)	Consists of 3,500 shares held in Mr. Eastman’s revocable trust, over which Mr. Eastman shares voting and investment power with his wife.

(5)
Consists of 99,845 shares held jointly by Mr. Florness and his wife, stock options to acquire 37,500 shares at an exercise price of $54.00 per share, 13,333 shares at an exercise price of $42.00 per share, 65,217 shares at an exercise price of $46.00 per share, 19,149 shares at an exercise price of $47.00 per share, each of which is immediately exercisable, and approximately 4,462 shares attributable to the account of Mr. Florness in our 401(k) plan. Mr. Florness has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.

(6)
Consists of 10,000 shares held in Ms. Heise’s revocable trust, over which Ms. Heise shares voting and investment power with her husband, and stock options to acquire 8,474 shares of the company's common stock at an exercise price of $55.00 per share and 9,670 shares at an exercise price of $52.00 per share, each of which is immediately exercisable.

(7)	Consists of 15,000 shares held in a revocable trust of Mr. Jackson and his wife, over which Mr. Jackson and his wife share voting and investment power.

(8)
Consists of 2,415 shares held in Mr. Johnson’s revocable trust, over which Mr. Johnson and his wife share voting and investment power, and stock options to acquire 4,237 shares of the company's common stock at an exercise price of $55.00 per share, which are immediately exercisable.

(9)
Consists of 12,500 shares held in Mr. Satterlee's revocable trust, over which Mr. Satterlee has voting and investment power, and stock options to acquire 4,237 shares of the company's common stock at an exercise price of $55.00 per share and 4,835 shares at an exercise price of $52.00 per share, each of which is immediately exercisable.

(10)
Consists of 10,000 shares held jointly by Ms. Wisecup and her husband, and stock options to acquire 37,500 shares at an exercise price of $54.00 per share, 7,500 shares at an exercise price of $42.00 per share, 4,891 shares at an exercise price of $46.00 per share, and 6,809 shares at an exercise price of $47.00 per share, each of which is immediately exercisable.

(11)	Includes stock options to acquire 10,213 shares at an exercise price of $47.00 per share, which are immediately exercisable.

(12)
Includes stock options to acquire 1,875 shares at an exercise price of $54.00 per share, 3,750 shares at an exercise price of $56.00 per share, 29,166 shares at an exercise price of $42.00 per share, and 16,304 shares at an exercise price of $46.00 per share, 7,320 shares at an exercise price of $47.00 per share, each of which is immediately exercisable, and 754 shares attributable to the account of Mr. Owen in our 401(k) plan. Mr. Owen has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.

(13)
Consists of stock options to acquire 7,500 shares at an exercise price of $54.00 per share, 1,359 shares at an exercise price of $46.00 per share, and 14,894 shares at an exercise price of $47.00 per share, each of which is immediately exercisable.

(14)
According to an amendment to Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2018, The Bank of New York Mellon Corporation, which is a parent holding company or control person, has sole voting power with respect to 13,237,074 shares, shared voting power with respect to 1,062 shares, sole investment power with respect to 12,962,658 shares, and shared investment power with respect to 2,897,242 shares.

(15)
According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2018, BlackRock, Inc., which is a parent holding company or control person, has sole voting power with respect to 17,331,399 shares and sole investment power with respect to 19,919,843 shares.

(16)
According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2018, The Vanguard Group, which is a registered investment advisor, has sole voting power with respect to 353,429 shares, shared voting power with respect to 64,250 shares, sole investment power with respect to 32,656,012 shares, and shared investment power with respect to 413,262 shares.

(17)
Includes the shares in footnotes (2) through (13), including aggregate stock options to acquire 804,975 shares that are immediately exercisable and 41,944 shares attributable to the 401(k) accounts of certain directors and executive officers.

ADDITIONAL MATTERS
If you are a registered shareholder, our 2018 annual report, including financial statements, is being mailed to you with this proxy statement. If you are a shareholder who holds shares in street name, you will receive a notice regarding availability of proxy materials by mail from your broker. The notice will contain instructions as to how you can access our 2018 annual report over the internet. It will also tell you how to request a paper or e-mail copy of our 2018 annual report.
As of the date of this proxy statement, we know of no matters that will be presented for determination at the 2019 annual shareholders meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the shares represented by the proxies solicited by our board of directors will be voted by the proxies named therein in accordance with their best judgment.
We will pay the cost of soliciting our board of directors' form of proxy, which may include the reimbursement of brokers for forwarding solicitation materials to shareholders holding stock in street name. In addition to solicitation by the use of mail and the internet, our directors, officers, and employees may solicit proxies by telephone, personal contact, or special correspondence without additional compensation to them.
Our transfer agent is Equiniti Trust Company. All communications concerning registered shareholder accounts, including address changes, name changes, common stock transfer requirements, and similar issues, can be handled by contacting our transfer agent at 1-800-468-9716, or in writing at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120.
If you wish to obtain a copy of our annual report on Form 10-K filed with the SEC for 2018, you may do so without charge by writing to Investor Relations, at our offices at 2001 Theurer Boulevard, Winona, Minnesota 55987-0978.
HOUSEHOLDING
We have adopted a procedure approved by the SEC called 'householding,' by which certain shareholders who do not participate in electronic delivery of proxy materials but who have the same address and appear to be members of the same family receive only one copy of our annual report and proxy statement. Each shareholder participating in householding continues to receive a separate proxy card. Householding helps to eliminate duplicative mailings and reduces our mailing and printing expenses.
If your household would like to receive individual rather than multiple mailings in the future, please write to Fastenal Company, c/o Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 1-866-540-7095. If a broker or other nominee holds your shares, you may continue to receive multiple mailings. Please contact your broker or other nominee directly to discontinue multiple mailings from them.
If you currently participate in householding and would prefer to receive separate copies of our 2018 annual report or this proxy statement, please contact us in the manner described above and we will deliver the requested document free of charge and promptly upon receipt of your request.

DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS AND NOMINATIONS
FOR THE 2020 ANNUAL MEETING
Shareholder Proposals
Any shareholder proposal intended to be presented at the 2020 annual meeting and desired to be included in our proxy statement for that annual meeting must be received by us at our principal executive office no later than November 13, 2019. Any such proposal must follow the procedures provided in Rule 14a-8 under the Exchange Act.
Any other shareholder proposals intended to be presented at our 2020 annual meeting must be received by our General Counsel no later than January 24, 2020. Any such proposal must comply with the provisions contained in our bylaws.
Nomination of Director Candidates
Any shareholder who plans to nominate a person as a director at a shareholder meeting must comply with the provisions contained in our bylaws. Any such nomination must be received by our General Counsel no later than January 24, 2020.
In addition, our bylaws provide that under certain circumstances, a shareholder or group of shareholders may include director candidates that they have nominated in our proxy statement for an annual meeting of shareholders. These proxy access provisions of our bylaws provide, among other things, that a shareholder or group of up to 20 shareholders seeking to include their director candidates in our proxy statement must own 3% or more of our common stock continuously for at least the previous three years. The number of shareholder-nominated candidates appearing in any proxy statement cannot exceed 20% of the number of directors then serving on the board, but may be at least two directors, subject to the other terms of the bylaws. The nominating shareholder(s) and nominee(s) must also satisfy other provisions contained in our bylaws. Requests to include shareholder-nominated candidates in our proxy materials for the 2020 annual meeting must be received by our General Counsel no later than November 13, 2019 and no earlier than October 14, 2019.

By Order of the Board of Directors,

John J. Milek
Vice President General Counsel
February 25, 2019

FASTENAL COMPANY
2001 THEURER BOULEVARD
WINONA, MN 55987
ATTN: ELLEN STOLTS

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by our company in mailing shareholder communications, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Fastenal Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E56350-P15662

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

FASTENAL COMPANY

The Board of Directors recommends you vote FOR the following proposals 1, 2 and 3:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Willard D. Oberton	☐	☐	☐
1b. Michael J. Ancius	☐	☐	☐
1c. Michael J. Dolan	☐	☐	☐
1d. Stephen L. Eastman	☐	☐	☐
1e. Daniel L. Florness	☐	☐	☐
1f. Rita J. Heise	☐	☐	☐
1g. Darren R. Jackson	☐	☐	☐
1h. Daniel L. Johnson	☐	☐	☐
1i. Scott A. Satterlee	☐	☐	☐
1j. Reyne K. Wisecup	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

	For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as independent registered public accounting firm for the 2019 fiscal year.	☐	☐	☐
3. Approval, by non-binding vote, of executive compensation.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal 4:	For	Against	Abstain
4. A shareholder proposal related to diversity reporting.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E56351-P15662

FASTENAL COMPANY
Annual Meeting of Shareholders
April 23, 2019 10:00 AM Central Time
1858 Service Drive, Winona, Minnesota 55987
This proxy is solicited by the Board of Directors

By signing this proxy, you revoke all prior proxies and appoint Daniel L. Florness, Reyne K. Wisecup, and John J. Milek, and each of them, as Proxies, each with full power of substitution, to vote, as designated on the reverse side, at the Annual Meeting of the Shareholders to be held on April 23, 2019, and at any adjournment thereof, all shares of Common Stock of Fastenal Company registered in your name at the close of business on February 22, 2019.

This proxy, when properly executed, will be voted as specified on the reverse side, but, if no direction is given, this proxy will be voted FOR Proposals 1, 2, and 3, and AGAINST Proposal 4. Notwithstanding the foregoing, if this proxy is to be voted for any nominee named on the reverse side and such nominee is unwilling or unable to serve, this proxy will be voted for a substitute in the discretion of the Proxies. The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side